LOAN AND SECURITY AGREEMENT

BETWEEN

WELLS FARGO RETAIL FINANCE LLC

AND

PAPER WAREHOUSE, INC., ET AL

TABLE OF CONTENTS

ARTICLE 1 - THE REVOLVING CREDIT

1-1.       Establishment of Revolving Credit

1-2.       Availability

1-3.       Risks of Value of Inventory

1-4.       Procedures Under Revolving Credit

1-5.       The Loan Account

1-6.       The Master Note

1-7.       Payment of Loan Account

1-8.       Interest

1-9.       Fees

1-10.     Lender’s Discretion

1-11.     Fees for L/C’s

1-12.     Concerning L/C’s

ARTICLE 2 - GRANT OF SECURITY INTEREST

2-1.       Grant of Security Interest

2-2.       Deposit Accounts

2-3.       Collateral in the Possession of a Bailee

2-4        Letter of Credit Rights

2-5.       Commercial Tort Claims

2-6.       Authorization to File Financing Statements

2-7.       Extent and Duration of Security Interest

ARTICLE 3 - DEFINITIONS

ARTICLE 4 - CONDITIONS PRECEDENT

4-1.       Corporate Due Diligence

4-2.       Opinion

4-3.       Cash Management, Control Agreements and Additional Documents

4-4.       Key Life Policies

4-5.       Officers’ Certificates

4-6.       Representations and Warranties

4-7.       Initial Minimum Excess Availability

4-8.       No Event of Default

4-9.       No Material Adverse Change

4-10.     Delivery of Warrants

4-11.     Landlord Waivers and “Access Agreements”

4-12.     Delivery of Documents

ARTICLE 5 - GENERAL REPRESENTATIONS. WARRANTIES AND COVENANTS

5-1.       Payment and Performance of Liabilities

5-2.       Due Organization - Authorization - No Conflicts

5-3.       Trade Names

5-4.       Location, Landlord’s Consents, Waivers

5-5.       Title to Assets

5-6.       Indebtedness

5-7.       Insurance Policies

5-8.       Licenses

5-9.       Leases and Capital Leases

5-10.     Requirements of Law

5-11.     Maintain Properties

5-12.     Pay Taxes

5-13.     No Margin Stock

5-14.     ERISA

5-15.     Hazardous Materials

5-16.     Litigation

5-17.     Dividends or Investments

5-18.     Loans

5-19.     Protection of Assets

5-20.     Line of Business

5-21.     Affiliate Transactions

5-22.     Executive Pay

5-23.     Additional Assurances

5-24.     Adequacy of Disclosure

5-25.     Minimum Excess Availability

5-26.     No Material Adverse Change

5-27.     Other Covenants

5-28.     Covenants Regarding Franchise Agreements

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL

6-1.       Use of Inventory Collateral

6-2.       Inventory Quality

6-3.       Adjustments and Allowances

6-4.       Validity of Accounts

6-5.       Notification to Account Debtors

ARTICLE 7 - CASH MANAGEMENT

7-1.       Depository Accounts

7-2.       Credit Card Receipts

7-3.       The Concentration Account, the Blocked Account and the Funding Accounts

7-4.       Proceeds and Collection of Accounts

7-5.       Payment of Liabilities

7-6.       The Funding Account

7-7.       Capital Infusions, Etc.

ARTICLE 8 - LENDER AS BORROWER’S ATTORNEY-IN-FACT

8-1.       Appointment as Attorney-In-Fact

8-2.       No Obligation to Act

ARTICLE 9 - FINANCIAL AND OTHER REPORTING REQUIREMENTS/FINANCIAL COVENANTS

9-1.       Maintain Records

9-2.       Access to Records

9-3.       Immediate Notice to Lender

9-5.       Weekly Reports

9-6.       Monthly Reports

9-7.       Annual Reports

9-8.       Officers’ Certificates

9-9.       Inventories, Appraisals, and Audits

9-10.     Additional Financial Information

9-11.     Financial Performance and Inventory Covenants

9-12.     Electronic Reporting

ARTICLE 10 - EVENTS OF DEFAULT

10-1.     Failure to Pay Revolving Credit (No Grace Period)

10-2.     Failure To Make Other Payments (No Grace Period)

10-3.     Failure to Comply with Cash Management and Financial/Inventory Covenants  (No Grace Period)

10-4.     Failure to Perform Covenant or Liability (Grace Period)

10-5.     Misrepresentation (No Grace Period)

10-6.     Acceleration of Other Debt; Breach of Lease

10-7.     Default Under Other Agreements

10-8.     Casualty Loss; Non-Ordinary Course Sales (No Grace Period)

10-9.     Judgment; Restraint of Business  (No Grace Period)

10-10.   Business Failure (Grace Period if initiated against any Borrower)

10-11.   Bankruptcy (No Grace Period)

10-12.   Insecurity (No Grace Period)

10-13.   Default by Guarantor or Related Entity

10-14.   Indictment - Forfeiture (Grace Period)

10-15.   Termination of Guaranty

10-16.   Challenge to Loan Documents (No Grace Period)

10-17.   Executive Management (Grace Period)

10-18.   Change in Control (No Grace Period)

10-19.   Material Adverse Change (No Grace Period)

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT

11-1.     Rights of Enforcement

11-2.     Sale of Collateral

11-3.     Occupation of Business Location

11-4.     Grant of Nonexclusive License

11-5.     Assembly of Collateral

11-6.     Rights and Remedies

11-7      Standards for Exercising Remedies

ARTICLE 12 - NOTICES

12-1.     Notice Addresses

12-2.     Notice Given

ARTICLE 13 - TERM

13-1.     Termination of Revolving Credit

13-2.     Effect of Termination

13-3.     Early Termination Premium

ARTICLE 14 - GENERAL

14-1.     Protection of Collateral

14-2.     Successors and Assigns

14-4.     Amendments; Course of Dealing

14-5.     Power of Attorney

14-6.     Application of Proceeds

14-7.     Lender’s Cost and Expenses

14-8.     Copies and Facsimiles

14-9.     Massachusetts Law

14-10.   Consent to Jurisdiction

14-11.   Indemnification

14-12.   Right of Set-Off

14-13.   Usury Savings Clause

14-14.   Waivers

14-15.   Confidentiality

14-16.   Right to Publish Notice

14-17.   Right of First Refusal

14-18.   Credit Inquiries

EXHIBITS

1-6	Master Note
1-8(b)	Eurodollar Conversion /Continuation
2-2(c)	Excluded Capital Leases
3	Definitions
5-2	Related Entities
5-3	Trade Names
5-4	Locations
5-5	Encumbrances
5-6	Indebtedness
5-7	Insurance Policies
5-9	Leases/Equipment Leases
5-12	Taxes
5-16	Litigation
5-22	Executive Agreements
5-28	Franchise Agreements
7-1	DDA’s
7-2	Credit Card Arrangements
7-6	Disbursement Accounts
9-R	Reporting Requirements
9-4	Borrowing Base Certificate
9-10	Business Plan
9-11	Financial Performance Covenants

             THIS AGREEMENT is made between Wells Fargo Retail Finance LLC (hereinafter, “WFRF” or “Lender”), a Delaware limited liability company with its principal executive offices at One Boston Place, 18th Floor, Boston, Massachusetts 02108 and Paper Warehouse, Inc. a Minnesota corporation with its principal executive offices at 7630 Excelsior Boulevard, Minneapolis, Minnesota, 55426-4504 (hereinafter “Paper Warehouse”), jointly and severally withPaper Warehouse Franchising, Inc. a Minnesota corporation with its principal executive offices at 7630 Excelsior Boulevard, Minneapolis, Minnesota, 55426-4504 (hereinafter “PWFI”), PartySmart.com, Inc. a Minnesota corporation with its principal executive offices at 7630 Excelsior Boulevard, Minneapolis, Minnesota, 55426-4504 (“PartySmart”) (hereinafter Paper Warehouse, PWFI and PartySmart may be collectively referred to as collectively Borrowers and any one of them individually as “Borrower”), in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

ARTICLE 1 - THE REVOLVING CREDIT

             1-1.       Establishment of Revolving Credit

                           (a)         The Lender establishes a revolving line of credit (the “Revolving Credit”) in the Borrowers’ favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers as provided herein. The amount of the Revolving Credit shall be determined by the Lender by reference to Availability, as determined by the Lender from time to time hereafter. All loans made by the Lender under this Agreement, and all of the Borrowers’ other Liabilities to the Lender under or pursuant to this Agreement, are payable as provided herein.

                           (b)        The Lender agrees, subject to the terms and conditions of this Agreement, and at all times only to the extent of Availability, to make loans to the Borrower.

                          (c)         Availability shall be calculated based upon Borrowing Base Certificates furnished as provided in Section 9-4, below.

                           (d)        Anything to the contrary in Section 1-1(b) above notwithstanding, Lender, in the exercise of its discretion, may reduce Advance Rates, maximum Effective Advance Rates or create Reserves without declaring an Event of Default if it determines that (i) there has occurred a Material Adverse Change; or (ii) Borrower is not in compliance with covenants set forth in EXHIBIT 9-11.

                           (e)         The proceeds of loans and advances under the Revolving Credit shall be used solely in accordance with the Business Plan for working capital purposes and general corporate purposes of the Borrowers and for its Capital Expenditures, all solely to the extent permitted by this Agreement and to pay in full Borrower’s previous credit facility.

             1-2.       Availability. The Lender does not have any obligation to make any loan or advance, or otherwise to provide any credit for the benefit of any Borrower in excess of Availability. The making of loans, advances, and credits and the providing of financial accommodations in excess of Availability is for the benefit of any Borrower and does not affect the obligations of the Borrowers hereunder; such loans, advances, credits, and financial accommodations constitute Liabilities. The making of any such loans, advances, and credits and the providing of financial accommodations, on any one occasion in excess of Availability shall not obligate the Lender to make any such loans, credits, or advances or to provide any financial accommodation on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

             1-3.       Risks of Value of Inventory.  The Lender’s reference to a given asset in connection with the making of loans and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Lender relative to the actual value of the asset in question. All risks concerning the saleability of the Inventory are and remain upon the Borrowers. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

             1-4.       Procedures Under Revolving Credit.

                           (a)         Paper Warehouse may request loans and advances under the Revolving Credit, each in an amount of not less than Ten Thousand ($10,000) Dollars. Each such request shall be in such manner as may from time to time be acceptable to the Lender.

                           (b)        The Lender, subject to the terms and conditions of this Agreement, will provide the Borrowers with the loan or advance so requested, if such request is received by 2:30P.M., Boston time on a Banking Day, by the end of business on that Banking Day; otherwise, by the end of the then next Banking Day.  The Lender may revise such schedule, from time to time, by giving notice to Paper Warehouse at least one day in advance.

                           (c)         Provided that Availability will not be exceeded (but subject, however, to Subsection 1-4(i), below (which deals with the effect of a Suspension Event)), a loan or advance under the Revolving Credit so requested by the Borrower shall be made by the transfer of the proceeds of such loan or advance to the Funding Account.

                           (d)        A loan or advance shall be deemed to have been made under the Revolving Credit upon:

                                        (i)          The Lender’s initiation of the transfer of the proceeds of such loan or advance in accordance with any Borrower’s instructions (if such loan or advance is of funds requested by the Borrower).

                                        (ii)         The charging of the amount of such loan or advance to the Loan Account (in all other circumstances).

                           (e)         There shall not be any recourse to, nor liability of, the Lender on account of any of the following which is not caused by Lender’s gross negligence or willful misconduct:

                                        (i)          Any delay in the making of any loan or advance requested under the Revolving Credit.

                                        (ii)         Any delay in the proceeds of any such loan or advance constituting collected funds.

                                        (iii)        Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was initiated by the Lender in accordance with wire instructions provided to the Lender by any Borrower.

                           (f)         The Lender may rely on any request for a loan or advance or financial accommodation which the Lender, in good faith, believes to have been made by a person duly authorized to act on behalf of any Borrower and may decline to make any such requested loan or advance or to provide any such financial accommodation until the Lender is furnished with such documentation concerning that Person’s authority to act as may be satisfactory to the Lender.

                           (g)        A request by any Borrower for any loan or advance or financial accommodation under the Revolving Credit or of the issuance of an L/C shall be irrevocable and shall constitute certification by any Borrower that as of the date of such request, each of the following is true and correct:

                                        (i)          There has been no Material Adverse Change.

                                        (ii)         Each Borrower is in compliance with, and has not breached any of, its covenants contained in this Agreement.

                                        (iii)        Each representation which is made herein or in any of the Loan Documents is then true and complete as of and as if made on the date of such request.

                                        (iv)       No Suspension Event is then in existence.

                           (h)        The Borrowers shall immediately become indebted to the Lender for the amount of each loan or advance under or pursuant to this Agreement when such loan or advance is deemed to have been made.

                           (i)          Upon the occurrence from time to time of any Suspension Event, the Lender may suspend the Revolving Credit immediately and shall not be obligated, during such suspension, to make any loan or advance or to provide any financial accommodation hereunder.

                           (j)          Paper Warehouse may request that the Lender cause the issuance of L/C’s for the account of the Paper Warehouse.

                                        (i)          Each such request shall be in such manner as may from time to time be acceptable to the Lender.

                                        (ii)         The Lender will endeavor to cause the issuance of any L/C so requested by the Paper Warehouse, provided that the requested L/C is in form satisfactory to the Lender and if so issued:

(A) The aggregate Stated Amount of all L/C’s then outstanding, does not exceed Two Million ($2,000,000) Dollars.

(B) The expiry of the L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:

(I) L/C’s other than Documentary L/C’s: One (1) year from initial issuance.

(II) Documentary L/C’s: one hundred twenty (120) days from issuance; and

(C) Availability would not be exceeded.

                                        (iii)        Paper Warehouse shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

                                        (iv)       There shall not be any recourse to, nor liability of, the Lender on account of:

(A) Any delay or refusal by an Issuer to issue an L/C.

(B) Any action or inaction of an Issuer on account of or in respect to, any L/C.

                                        (v)        The Borrowers shall reimburse the Issuer, immediately upon the drawing under any L/C, for the amount of such drawing. In the event that the Borrowers fail to so reimburse the Issuer, the Borrowers immediately shall reimburse the Lender for the amount of such drawing. To the extent which the Borrowers fail to so reimburse the Issuer or the Lender, the Lender, without the request of any Borrower, may advance under the Revolving Credit any amount which the Borrowers are so obligated to pay to the Lender or the Issuer, or for which any of the Borrowers, the Issuer, or the Lender becomes obligated on account of, or in respect to, any L/C. Such Advance shall be made whether or not a Suspension Event is then in existence or such Advance would result in Availability being exceeded. Such action shall not constitute a waiver of the Lender’s rights under Section 1-7(b), below.

             1-5.       The Loan Account.

                           (a)         An account (“Loan Account”) shall be opened on the books of the Lender in which Loan Account a record may be kept of all Advances  made under or pursuant to this Agreement and of all payments thereon.

                           (b)        The Lender may also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Lender on account of the Liabilities and of all credits against such amounts so owed.

                           (c)         All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits such that, without limitation, the amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

                           (d)        Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrowers are obligated hereunder are payable on demand. In the determination of Availability, the Lender may deem fees, service charges, accrued interest, and other payments or deposits as having been advanced under the Revolving Credit if such amounts are then due and payable exclusive of deposits for fees whether incurred at the time of deposit or as duly accounted for in accordance with the terms set forth herein.

                           (e)         The Lender, without the request of any Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Lender is entitled from the Borrowers pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in an Overadvance.  Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights under Section 1-7(b), below. Any amount which is added to the principal balance of the Loan Account as provided in this Section shall bear interest at the interest rate applicable from time to time to the unpaid principal balance of the Loan Account.

                           (f)         Any statement rendered by the Lender to the Borrowers in writing concerning the Liabilities shall be considered correct and accepted by the Borrowers and shall be conclusively binding upon the Borrowers unless Borrowers provide the Lender with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Lender’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

             1-6.       The Master Note. The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, may be evidenced by a note (the “Master Note”) in the form of EXHIBIT 1-6, annexed hereto, executed by the Borrowers. Neither the original nor a copy of the Master Note shall be required, however, to establish or prove any Liability. In the event that the Master Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Lender, upon receipt of reasonable assurances of indemnification with respect to such original Master Note, if requested by the Borrower, provided however, nothing in this Section 1-6 shall be deemed to require Lender to produce the Master Note as a condition of enforcement of any of Lender’s rights under this Agreement.

             1-7.       Payment of Loan Account.

                           (a)         The Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

                           (b)        The Borrowers, without notice or demand from the Lender, shall pay the Lender that amount, from time to time, which is necessary so that Availability is not less than Zero ($0) Dollars.

                           (c)         The Borrowers shall pay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

             1-8.       Interest.

                           The unpaid principal balance of the Loan Account shall bear interest, until repaid, with respect to advances:

                           (a)         Borrower shall pay interest, at the following rates:

                                        (i)          with respect to Eurodollar Loans, at the Eurodollar Rate (which includes the Eurodollar Margin);

                                        (ii)         with respect to Index Rate Loans,  Base plus the Index Rate Margin;

                                        (iii)        with respect to Advances under the Special Sub-Line, Base plus the Special Sub-Line Margin;

all computations of interest are calculated on a per annum basis on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest payable.

The applicable margins will be as follows:

Eurodollar Margin	250 Basis Points

Index Rate Margin	0 Basis Points

Special Sub-Line Margin	150 Basis Points

                           (b)        So long as no Suspension Event or Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender, shall have occurred, Paper Warehouse shall have the option to (i) request that all or any part of any Advances under the Standard Line only be made as a Eurodollar Loan, (ii) convert at any time all or any part of outstanding Advances under Standard Line from Index Rate Loans to Eurodollar Loans, (iii) convert any Eurodollar Loan to a Index Rate Loan, subject to payment of Eurodollar breakage costs in accordance with Section 1.8(c) if such conversion is made prior to the expiration of the Eurodollar Period applicable thereto, or (iv) continue all or any portion of any Advances under the Standard Line as a Eurodollar Loan upon the expiration of the applicable Eurodollar Period and the succeeding Eurodollar Period of that continued Eurodollar Loan shall commence on the day after the last day of the Eurodollar Period of the Eurodollar  Loan to be continued.  Under no circumstances shall any Advances under the Credit Card Receivables or the Special Sub-Line be a Eurodollar Loan.  Any Advances to be made or continued as, or converted into, a Eurodollar Loan must be in a minimum amount of Five Hundred Thousand ($500,000) Dollars and integral multiples of One Hundred Thousand ($100,000.00) Dollars in excess of such amount.  Any such election must be made by 1:30 P.M.  (Boston time)  on the third (3rd) Banking Day prior to (1) the date of any proposed Advance which is to bear interest at the Eurodollar Rate, (2) the end of each Eurodollar Period with respect to any Eurodollar Loans to be continued as such, or (3) the date on which Paper Warehouse wishes to convert any Index Rate Loan to a Eurodollar Loan for a Eurodollar Period designated by Paper Warehouse in such election.  If no election is received with respect to a Eurodollar Loan by 1:30 P.M.  (Boston time) on the third (3rd) Business Day prior to the end of the Eurodollar Period with respect thereto (or if a Default or an Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender, that Eurodollar Loan shall be converted to an Index Rate Loan at the end of its Eurodollar Period.  Paper Warehouse must make such election by notice to Lender in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.8(b).  No loan may be made as or converted into a Eurodollar Loan which has a Eurodollar Period greater than one month until ninety (90) days after the Closing Date.

                           (c)         To induce Lender to provide the Eurodollar Rate option on the terms provided herein, if (i) any Eurodollar Loans are repaid in whole or in part prior to the last day of any applicable Eurodollar Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrowers shall default in payment when due of the principal amount of or interest on any Eurodollar Loan; (iii) Borrowers shall default in making any borrowing of, conversion into or continuation of Eurodollar Loans after a Borrower has given notice requesting the same in accordance herewith; or (iv) Borrowers shall fail to make any prepayment of a Eurodollar Loan after any Borrower has given a notice thereof in accordance herewith, Borrowers shall indemnify and hold harmless Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  This covenant shall survive the termination of this Agreement and the payment of the Liabilities and all other amounts payable hereunder.  As promptly as practicable under the circumstances, Lender shall provide Borrowers with its written calculation of all amounts payable pursuant to this Section 1.8 (c), and such calculation shall be binding on the parties hereto unless Borrowers shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in reasonable detail.

                           (d)        Following the occurrence of any Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender (and whether or not the Lender exercises any of the Lender’s rights on account of such Event of Default), all loans and Advances made under the Revolving Credit shall, at Lender’s option, bear interest, through the End Date, at a rate which is the aggregate of that provided for in Section 1-8(a), above, plus two (2%) percent per annum.  Lender shall use its best efforts to provide advance notice to Borrowers of its intention to charge interest at the default rate, but Lender’s right to charge such default rate is not subject to notice hereunder.

                           (e)         Accrued interest shall be payable:

                                        (i)          if for Index Rate Loans, monthly in arrears on the first day of the month next following that during which such interest accrued; if for Eurodollar Loans upon the maturity of the subject Eurodollar contract.

                                        (ii)         On the Termination Date.

                                        (iii)        On the End Date.

             1-9.       Fees.    Borrowers shall pay to the Lender the following fees:

                           (a)         Annual Facility Fee.   On each anniversary of the Closing Date hereof, an “Annual Facility Fee” in an amount equal to one quarter of one (0.25%) percent of the Credit Limit (each of which Annual Facility Fees shall be fully earned upon each respective anniversary of the Closing Date occurring on or prior to the End Date), shall be due and payable.

                           (b)        Loan Maintenance Fee.  Intentionally deleted.

                           (c)         Unused Line Fee.  On the first day of each month during the term of this Agreement, an “Unused Line Fee” in an amount equal to one quarter of one  (0.25%) percent of the Average Unused Portion of the Credit Limit.

                           (d)        Commitment Fee.  On the Closing Date, a “Commitment Fee” of three quarters of one (0.75%) percent of the Credit Limit or One Hundred Twelve Thousand Five Hundred ($112,500) Dollars

                           (e)         Excess Plan Fee.  Intentionally deleted.

                           (f)         Financial Examination, Legal Investigation, Documentation, and Appraisal Fees.   Subject to the provisions of Article 9-9, Lender’s actual charges paid or incurred for each financial analysis and examination (i.e., audits) of Borrowers performed by personnel employed by Lender; Lender’s actual charges paid or incurred for each appraisal of the Collateral performed by personnel employed by Lender; and, the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform legal investigation, documentation, financial analysis and examinations (i.e., audits) of Borrowers or to appraise the Collateral.

                           (g)        In addition to any other right to which the Lender is then entitled on account thereof, the Lender may assess a reasonable additional fee payable by the Borrowers on account of the accommodation of Lender to the Borrowers’ request that the Lender depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrower’s failure to comply with any of such provisions.

                                        (i)          By way of non-exclusive example, the Lender may assess a fee on account of any of the following:

(A)	The Borrowers’ failure to pay any amounts required under Section 1-7(b), above.

(B)	The providing of a loan or advance under the Revolving Credit such that Availability would be exceeded.

(C)	The providing of a same Banking Day loan requested after the time set forth in Section 1-4(b)(i), above.

(D)	The Borrowers’ failure to provide a financial statement or report within the applicable time-frame provided for such report under Article 9, below.

                                        (ii)         The inclusion of the foregoing right on the part of the Lender to assess a fee does not constitute an obligation, on the part of the Lender, to waive any provision of this Agreement under any circumstances. The assessment of any such fee in any particular circumstance shall not constitute the Lender’s waiver of any breach of this Agreement on account of which such fee was assessed nor a course of action on which the Borrower may rely.

                           (h)        The Borrower shall not be entitled to any credit, rebate or repayment of any Annual Facility Fee, Commitment Fee, Unused Line Fee or other fee previously earned by the Lender pursuant to this Section notwithstanding any termination of this Agreement or suspension or termination of the Lender’s obligation to make loans and advances hereunder.

             1-10.     Lender’s Discretion.

                           (a)         Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender’s exercise of its judgement, in good faith (which shall be presumed), based upon the Lender’s consideration of any such factor as the Lender, taking into account information of which that Lender then has actual knowledge, believes:

                                        (i)          Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Lender’s security and collateral interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender’s realizing upon the Collateral and likely Costs of Collection).

                                        (ii)         Indicates that any report or financial information delivered to the Lender by or on behalf of the Borrowers is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.

                                        (iii)        Suggests an increase in the likelihood that any of the Borrower will become the subject of a bankruptcy or insolvency proceeding.

                                        (iv)       Constitutes a Suspension Event.

and Borrower agrees that any exercise of discretion based upon the foregoing shall be deemed commercially reasonable.

                           (b)        In the exercise of such judgement, the Lender also may take into account any of the following factors the existence of which shall be deemed a commercial reasonable basis upon which Lender may exercise its discretion:

                                        (i)          Those included in, or tested by, the definitions of “Eligible Credit Card Receivables”, “Eligible Inventory”, “Retail”,  and “Cost”.

                                        (ii)         The current financial and business climate of the industry in which any of the Borrowers competes (having regard for the Borrower’s position in that industry).

                                        (iii)        General economic conditions which have a material effect on cost structure.

                                        (iv)       Material changes in or to the mix of Paper Warehouse’s Inventory.

                                        (v)        Seasonality with respect to Paper Warehouse’s Inventory and pattern of Paper Warehouse’s  retail sales versus that which was projected, and

                                        (vi)       Material changes in Availability versus that which was projected.

                                        (vii)      Such other factors as the Lender determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrowers.

                           (c)         The burden of establishing the failure of the Lender to have acted in a commercially reasonable manner in Lender’s exercise of discretion shall be the Borrowers’.

             1-11.     Fees for L/C’s.

                           (a)         Borrowers shall pay to the Lender a fee payable monthly in arrears; for each outstanding L/C at the rate of one (1.0%) percent per anum of the Stated Amount of that L/C.

                           (b)        In addition to the fee to be paid as provided in Subsection 1-11(a), above, the Borrowers shall pay to the Lender (or to the Issuer, if so requested by the Lender), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C, provided that such fee is not duplicative of the fee paid to Lender in accordance with Section 1-11(a) above.

             1-12.     Concerning L/C’s.

                           (a)         None of the Issuer, the Issuer’s correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

                                        (i)          The performance by any beneficiary under any L/C of that beneficiary’s obligations to the Borrowers.

                                        (ii)         The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if such documents on their face appear to be in order.

                           (b)        The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

                           (c)         Unless otherwise agreed to, in the particular instance, the Borrowers hereby authorize any Issuer to:

                                        (i)          Select an advising bank, if any.

                                        (ii)         Select a paying bank, if any.

                                        (iii)        Select a negotiating bank.

                           (d)        All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers. The Issuer shall have discharged the Issuer’s obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). Neither the Lender (to the extent not caused by Lender’s gross negligence or willful misconduct) nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

                           (e)         The Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

                           (f)         Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrowers, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No.500, and any subsequent revisions thereof.

                           (g)        If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

                                        (i)          Impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C.

                                        (ii)         Impose on any Issuer any other condition or requirements relating to any such letters of credit; and the result of any event referred to in Section 1-12(g)(i) above, shall be to increase the cost to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among that Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Lender and delivery by the Lender to the Borrowers of a certificate of an officer of the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Lender for payment to the Issuer, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate such Issuer for such increased cost. Any Issuer’s determination of costs incurred under Section 1-12(g)(i), above, and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with the officer’s certificate, shall be conclusive and binding on the Borrowers.

                           (h)        The obligations of the Borrowers under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances whatsoever including, without limitation, the following:

                                        (i)          Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

                                        (ii)         Any amendment or waiver of, or consent to the departure from, any L/C.

                                        (iii)        The existence of any claim, set-off, defense, or other right which the Borrowers may have at any time against the beneficiary of any L/C.

                                        (iv)       Any honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

                                        (v)        The Borrowers shall not present to Lender or cause the amendment of an L/C without satisfactory evidence of one or more of the following: (a) change in delivery date; (b) Borrowers’ receipt of partial shipment; or (c) change to original order reflected in OTB (open to Buy) or other information which may be so reasonably requested by the Lender.

                           (i)          In no event, shall Lender or Issuer have any obligation to honor any L/C presented for payment after its expiration.  In the event no payment has been made, the Stated Amount of such L/C shall continue to be deducted from Availability for thirty (30) business days beyond expiration of said L/C, unless such L/C has been previously cancelled or terminated and Lender has received reasonably satisfactory written evidence of such termination or cancellation.

ARTICLE 2 - GRANT OF SECURITY INTEREST

             2-1.       Grant of Security Interest. To secure the Borrowers prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrowers hereby grant to the Lender a continuing security interest in and to, and assigns to the Lender, all assets and property, including, without limitation, the following, and each item thereof, whether now owned or now due, or in which any of the Borrowers has an interest, or hereafter acquired, arising, or to become due, or in which the Borrowers obtain an interest (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the “Collateral”):

                           (a)         All Inventory.

                           (b)        All Accounts, accounts receivable, contracts, contract rights, notes, bills, drafts, acceptances, General Intangibles (excluding only the Richfield Account but such exclusion terminates upon the termination of the Richfield Account and any obligations owed to Borrowers thereunder shall be deemed part of the Collateral), Instruments, including Promissory Notes, Documents, Documents of Title, Chattel Paper, securities, Security Entitlements, Security Accounts, Investment Property, Deposit Accounts, Letter of Credit Rights, Supporting Obligations, choses in action, and all other debts, obligations and liabilities in whatever form, owing to Borrowers from any Person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrowers, for goods sold by it or for services rendered by it, or however otherwise established or created, all guarantees and securities therefor, all right, title and interest of Borrowers in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services.

                           (c)         All machinery, Equipment, Fixtures and other Goods, whether now owned or hereafter acquired by any Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof, but excluding motor vehicles and excluding Equipment subject to any Capital Lease whichexpressly prohibits the granting of a lien and is identified on EXHIBIT 2-1(c) but such exclusion for Equipment subject to any such Capital Lease identified on EXHIBIT 2-1(c) shall terminate if such Capital Lease is not renewed and terminates and such Equipment shall thereupon be deemed Collateral hereunder.

                           (d)        Leasehold Interests and rights of occupancy.

                           (e)         Real Estate, except the Real Estate owned by Paper Warehouse located at Excelsior Boulevard, Minneapolis, Minnesota.

                           (f)         All proceeds, products, substitutions and accessions of or to any of the foregoing in any form, including, without limitation, all proceeds, refunds and premium rebates of credit, fire or other insurance covering the Collateral, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing.

             2-2.       Deposit Accounts.  For each Deposit Account that any Borrower at any time opens or maintains, Borrower shall, at Lender’s request and option, pursuant to an agreement in form and substance satisfactory to Lender, either (a) cause the depositary Lender to agree to comply at any time with instructions from Lender to such depositary Lender directing the disposition of funds from time to time credited to such Deposit Account, without further consent of Borrower, or (b) arrange for Lender to become the customer of the depositary Lender with respect to the Deposit Account, with Borrower being permitted, only with the consent of Lender, to exercise rights to withdraw funds from such deposit account.

             2-3.       Collateral in the Possession of a Bailee.  If any goods of any Borrower are at any time in the possession of a bailee, Borrower shall promptly notify Lender thereof and, if requested by Lender, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Lender, that the bailee holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of Borrower.

             2-4        Letter of Credit Rights.  If any Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Lender thereof and, at the request and option of Lender, Borrower shall, pursuant to an agreement in form and substance satisfactory to Lender, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (b) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied  in the same manner as any other payment on an Account.

             2-5.       Commercial Tort Claims.  If any Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Lender in a writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

             2-6.       Authorization to File Financing Statements.  Borrowers hereby irrevocably authorize Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as “all assets” of Borrower (subject to the limitations set forth in Sections 2-1 (b), (c) and (e) above) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether any Borrower is an organization, the type of organization and any organization identification number issued to any Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrowers agree to furnish any such information to Lender promptly upon request.  Borrowers also ratify any authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

             2-7.       Extent and Duration of Security Interest. This grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrowers to the Lender and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Lender.

ARTICLE 3 - DEFINITIONS

             All capitalized terms used in this agreement which are not otherwise defined herein or in the UCC shall have the meanings assigned to them in EXHIBIT 3, annexed hereto.

ARTICLE 4 - CONDITIONS PRECEDENT

             The effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, is conditioned upon the delivery to Lender of the documents described below, each in form and substance satisfactory to the Lender, and the satisfaction of the conditions described below:

             4-1.       Corporate Due Diligence.

                           (a)         A Certificate of legal existence and good standing issued by the Secretary of State or other governing authority of the State where each Borrower is a Registered Organization.

                           (b)        Certificates of due qualification and good standing, issued by the Secretary(ies) of State or other governing authority of each state in which the nature of the   business conducted by any  Borrower or assets owned could require such qualification and the failure to be so qualified could have a material adverse effect on the business, operations or rights of any such Borrower.

                           (c)         A Certificate of each Borrower’s secretary, clerk or otherwise authorized officer or other Person attesting to the due adoption, continued effectiveness, and setting forth the texts of, each resolution or authorization adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

             4-2.       Opinion. An opinion of counsel to each of the Borrowers in form and substance satisfactory to Lender and Lender’s counsel.

             4-3.       Cash Management, Control Agreements and Additional Documents. Such additional instruments and documents including, without limitation, an agreement for the Blocked Account(s) executed by the Borrowers, Lender and the applicable bank, agreements with each Borrower’s credit card processors and/or other credit service providers executed by the Borrower, Lender and each such processor or service provider, and any other notices or agreements required under Article 7 hereof and any other document to provide Lender with control with respect to collateral consisting of Deposit Accounts, Investment Property, Letter of Credit Rights and Electronic Chattel Paper as the Lender or its counsel reasonably may require or request, in each case in form and substance satisfactory to Lender and its counsel, and all other Loan Documents, including without limitation, guaranties, pledges and security agreements from all affiliates and subordination and intercreditor agreements from all holders of debt not to be paid from proceeds hereunder, all in form and substance satisfactory to Lender and its counsel.

             4-4.       Key Life Policies.  The Collateral Assignment to the Lender of policies on the lives of the following for the amounts stated:

                                        Yale Dolginow:                                        $800,000

             4-5.       Officers’ Certificates. Certificates executed by the president or chief executive officer and the chief financial officer of each Borrower and stating that the representations and warranties made by the Borrowers to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

             4-6.       Representations and Warranties.  Each of the representations made by or on behalf of the Borrowers in this Agreement or in any of the other Loan Documents or in any other report,  statement, document, or paper provided by and or on behalf of the Borrowers shall be true and complete as of the date as of which such representation or warranty was made.

             4-7.       Initial Minimum Excess Availability.  Availability, after giving effect to the first loans and advances to be made under the Revolving Credit; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C’s to be issued at, or immediately subsequent to, the establishment of such Revolving Credit, is not less than Two Million  ($2,000,000) Dollars.

             4-8.       No Event of Default. No event shall have occurred, or failed to occur, which occurrence or which failure constitutes, or which, solely with the passage of time or the giving of notice (or both) would constitute, an Event of Default.

             4-9.       .No Material Adverse Change.  No Material Adverse Change has occurred.

             4-10.     Delivery of Warrants.  Intentionally deleted.

             4-11.     Landlord Waivers and “Access Agreements’’.  Such agreements from landlords and warehousemen, bailees and any other third parties who may control any premises upon which any of the Collateral is located as Lender may in its discretion require in form and substance satisfactory to Lender.

             4-12.     Delivery of Documents.   No document shall be deemed delivered to the Lender until received and accepted by the Lender at its head offices in Boston, Massachusetts or at the offices of Lender’s counsel. Under no circumstances will this Agreement take effect until executed and accepted by the Lender at said head office or at the offices of Lender’s counsel.  In the event that Lender agrees, at Borrower’s request, to make the initial advance or any subsequent advance hereunder, prior to Borrowers’ delivery of any documents required under this Article 4 or otherwise by this Agreement or the date required under any “open items” letter executed in connection therewith, an additional fee, equal to the greater of one-tenth of one (0.1%) percent of the then outstanding amount of the Loan Account or Five Hundred ($500) Dollars shall be payable weekly on the next Thursday following the date by which such documents are due until such time as all such documents are provided, subject to pro-ration in the event that documents are delivered after such due date, but prior to such following Thursday

ARTICLE 5 - GENERAL REPRESENTATIONS. WARRANTIES AND COVENANTS

             To induce the Lender to establish the loan arrangement contemplated herein and to make loans and Advances and to provide financial accommodations under the Revolving Credit (each of which loans and Advances shall be deemed to have been made in reliance thereupon) each Borrower, in addition to all other representations, warranties, and covenants made by the Borrowers in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

             5-1.       Payment and Performance of Liabilities. The Borrowers shall pay each Liability due Lender when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability due Lender and, except to the extent such other obligations are being contested in good faith, adequate reserves for same are maintained in accordance with GAAP and Borrower has provided Lender notice of same in accordance herewith, pay each obligation due others in accordance with its current custom and practice.  If any Borrower has any dispute with any Person with respect to any Liability or other material obligation, such Borrower shall give Lender notice of said dispute.

             5-2.       Due Organization - Authorization - No Conflicts.

                           (a)         Each Borrower presently is and shall hereafter remain in good standing as a, Minnesota corporation, a Registered Organization in the state of Minnesota, which is the state in which it is legally formed, and Borrower shall not change such state of legal formation and is and shall hereafter remain duly qualified and in good standing in every other state in which, by reason of the nature or location of the Borrowers’ assets or operation of the Borrower’s businesses, such qualification may be necessary and the failure to be so qualified could have a material adverse effect on the business operations or rights of any such Borrower

                           (b)        Each Borrower’s legal name is as set forth in the introduction to this agreement and none of the Borrowers shall change its legal name.

                           (c)         Each Related Entity (other than another Borrower, Yale Dolginow, or any director of any of the Borrowers) is listed on EXHIBIT 5-2, annexed hereto. Each such Related Entity is and shall hereafter remain in good standing in the state in which legally formed  and is and shall hereafter remain duly qualified in every other state in which, by reason of the nature and location of that entity’s assets or the operation of such entity’s business, such qualification may be necessary and the failure to be so qualified could have a material adverse effect on the business operations or rights of any such Borrower. The Borrowers shall provide the Lender with prior written notice of any such entity’s becoming or ceasing to be a Related Entity.

                           (d)        Each Borrower has all legal corporate power and authority to execute and deliver all and each of the Loan Documents to which each Borrower is a party and has and will hereafter retain all requisite legal power and authority to perform any and all of the Liabilities.

                           (e)         The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrower’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Borrower as contemplated hereby); each Borrower’s performance under those of the Loan Documents to which it is a party; the borrowings hereunder; the use of the proceeds thereof and the exercise of any of Lender’s remedies thereunder:

                                        (i)          Have been duly authorized by all necessary legal action.

                                        (ii)         Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of any Borrower.

                                        (iii)        Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of any Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

                                        (vi)       Will not violate any provisions of any of the Franchise Agreements

                           (f)         The Loan Documents to which each Borrower is a party have been duly executed and delivered by each such Borrower and are the legal, valid and binding, and joint and several obligations of such Borrower, enforceable against the Borrowers in accordance with their respective terms.

                           (g)        PWFI and PartySmart are each wholly owned subsidiaries of Paper Warehouse.

             5-3.       Trade Names.

                           (a)         EXHIBIT 5-3, annexed hereto, is a listing as of the Closing Date of:

                                        (i)          All names under which each Borrower ever conducted its business, all trademark and service mark registrations and applications with respect to any trademark or service mark; and all licenses pursuant to which each Borrower has the right to use any trademark or service mark.

                                        (ii)         All entities and/or Persons with whom any Borrower ever consolidated or merged, or from whom any Borrower ever acquired in a single transaction or in a series of related transactions substantially all of Person’s assets.

                           (b)        Except (i) upon not less than twenty-one (21) days prior written notice given the Lender which notice shall include a proposed revised Exhibit 5-3, and (ii) in compliance with all other provisions of this Agreement, none of the Borrowers will undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have been reflected on EXHIBIT 5-3.

                           (c)         Each Borrower owns and possesses, or has the right to use all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower’ conduct of its business.

                           (d)        The conduct by each Borrower and any other Persons party to any Franchise Agreement of its business in accordance with such Franchise Agreement does not infringe on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

             5-4.       Location, Landlord’s Consents, Waivers.

                           (a)         The Collateral, and the books, records, and papers of Borrowers pertaining thereto, are kept and maintained solely at the Borrowers’ chief executive offices as set forth at the beginning of this Agreement and at those locations which are listed on EXHIBIT 5-4, annexed hereto, which exhibit includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrowers’ landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business or (ii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business, the Borrowers shall not remove any Collateral from said chief executive offices or those locations listed on EXHIBIT 5-4, provided however, in the event that any Borrower enters into a new Lease for executive offices and/or for new store locations in accordance with section 5-4 (e) below, provides Lender with a proposed revised EXHIBIT 5-4 identifying such new executive offices and/or store locations within the applicable notice period and there has not occurred any Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender, Borrower may move Collateral to such new executive offices and/or store locations.

                           (b)        The Borrower shall obtain and deliver to the Lender a consent, waiver and subordination agreement executed by the landlords for all of Borrowers’ warehouse and distribution center locations, all store locations located in a Landlord Lien State or One-Turn State, upon or before the Closing Date, and shall use its commercially reasonable efforts to obtain such consent waiver and subordination agreement for the balance of Paper Warehouse store locations within sixty (60) days of the Closing Date with respect to stores listed in EXHIBIT 5-4 and with respect to any new stores opened in accordance with Section 5-4(e)(ii) prior to opening such new store, provided however, any failure of the Borrower to deliver Landlord Waivers  after having used such commercially reasonable efforts, shall not be deemed an Event of Default hereunder, but shall entitle Lender to establish Availability Reserves in accordance with Section 5-4(c) below

                           (c)         Lender may at any time after thirty (30) days after the Closing Date, in its discretion, establish an Availability Reserve for up to sixty (60) days rent for each of the Borrowers’ locations in a Landlord Lien State or in a One Turn State for which a satisfactory consent, waiver and subordination has not been received.  Such Availability Reserve may be reduced or eliminated but only if no Suspension Event is then in existence or has not theretofore occurred, upon the furnishing to the Lender of a consent, waiver and subordination agreement executed by the landlord for the subject location.

                           (d)        Without duplication of any Availability Reserve described above, the Lender may establish an Availability Reserve for past due rent.

                           (e)         No Borrower shall:

                                        (i)          Alter, modify, or amend any Lease, except for such Borrower’s benefit and except for renewals of Leases which renewals are on terms substantially similar to terms in effect as of the Closing Date and with at least ten (10) days prior written notice to Lender.

                                        (ii)         Commit to, or open or close any location at which the Borrower maintains, offers for sale, or stores any of the Collateral, except (x) Borrower may open up to five (5) locations per year but only to the extent provided in the Business Plan, approved by Borrower’s Board of Directors and with at least fifteen (15) days prior written notice to Lender and (y) Borrower may close up to ten (10)  locations per year but only to the extent provided for in the Business Plan, as approved by Borrower’s Board of Directors, with at least thirty (30) days prior written notice to Lender, and, if Borrower determines to employ an agent to effect any such closings, whether on a guarantee or fee basis or otherwise, subject to bidding procedures and an agreement acceptable to the Lender.

                           (f)         Except as otherwise disclosed on EXHIBIT 5-4, no tangible personal property of any  Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.  Borrower shall obtain and deliver a consent, waiver and subordination (in form reasonably satisfactory to the Lender) from each bailee disclosed on EXHIBIT 5-4 on or prior to the date of execution hereof.

             5-5.       Title to Assets.

                           (a)         The Borrowers are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances with the exceptions of the following:

                                        (i)          The security interest created herein.

                                        (ii)         Those Encumbrances (if any) listed on EXHIBIT 5-5, annexed hereto.

                                        (iii)        Encumbrances in favor of lessors under future Capital Leases permitted under section 5-6 (c) hereof provided, that (a) any such Encumbrances attach to such the subject property concurrently with or within 20 days after the acquisition thereof, (b) such Encumbrances attach solely to the property so acquired in such transaction, and  (c) the principal amount of the debt secured thereby does not exceed 100% of the Cost of such property.

                           (b)        The Borrowers do not and shall not have possession of any property on consignment to any Borrower.

             5-6.       Indebtedness.  The Borrowers do not and shall not hereafter have any Indebtedness with the exceptions of:

                           (a)         Any Indebtedness to the Lender.

                           (b)        The Indebtedness listed on EXHIBIT 5-6.

                           (c)         Indebtedness of any Borrower under any future Capital Leases not listed on EXHIBIT 5-6, not to exceed aggregate annual payments of One Million ($1,000,000) Dollars per year, provided that (i) Lender is given prompt written notice of any Capital Lease, such notice to include a proposed revised EXHIBIT 5-6 and a summary of each such proposed Capital Lease (ii) such Capital Leases permit the Lender to maintain a junior lien on the subject Equipment and provides for lessor’s consent to Lender’s use of such equipment in accordance with Section 11 hereof, subject to Lender’s maintenance of lease payments (such conditions be acknowledged substantially in the form attached hereto as EXHBIT 5-6(c)); (iii) no lien on the Collateral (other than a lien on the subject Equipment) arises as a result thereof and (iv) there has not occurred Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender.

             5-7.       Insurance Policies.

                           (a)         EXHIBIT 5-7, annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which any Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor any Borrower is in default or violation of any such policy.

                           (b)        The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Lender.  The coverage reflected on EXHIBIT 5-7 presently satisfies the foregoing requirements, it being recognized by the Borrowers, however, that such requirements may change hereafter to reflect changing circumstances. All insurance carried by the Borrowers shall provide for a minimum of twenty (20) days’ written notice of cancellation to the Lender and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrowers or by the failure of the Borrowers to comply with any warranty or condition of the policy. In the event of the failure by the Borrowers to maintain insurance as required herein, the Lender, at its option, may obtain such insurance, provided, however, the Lender’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default  occasioned by the Borrowers’ failure to have maintained such insurance.  The Borrowers shall furnish to the Lender certificates or other evidence satisfactory to the Lender regarding compliance by the Borrowers with the foregoing insurance provisions.

                           (c)         The Borrowers shall advise the Lender of each claim in excess of Fifty Thousand ($50,000) Dollars made by any Borrower under any policy of insurance which covers the Collateral and will permit the Lender, at the Lender’s option in each instance, to the exclusion of the Borrowers, to conduct the adjustment of each such claim (and of all claims following the occurrence of any Suspension Event or Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender.). The Borrowers hereby appoint the Lender as each Borrower’s attorney in fact to obtain, adjust, settle, and cancel any insurance claim described in this section and to endorse in favor of the Lender any and all drafts and other instruments with respect to such insurance claim. This appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender. The Lender shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct and bad faith. The Lender may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Lender may determine.

                           (d)        The Borrowers shall maintain at all times those policies of insurance obtained by the Borrowers and assigned to the Lender as required by Section 4-4, above.

             5-8.       Licenses.  EXHIBIT 5-8, annexed hereto, is a schedule of each license, distributorship, franchise (other than Franchise Agreements subject to Section 5-28 hereof), and/or similar agreement, except for Franchise Agreements, issued to, or to which any Borrower is a party in effect as of the Closing Date.   Each such license or agreement  is and shall remain in full force and effect until terminated in accordance with its terms. No Borrower is in default or violation of any such license or agreement and, as of the Closing Date, to any Borrower’s Knowledge, no other party to any such license or agreement is in default or violation thereof. Except as described on EXHIBIT 5-8 hereof, no Borrower has received any notice or threat of cancellation of any such license or agreement and Borrower shall provide Lender with notice of any future default or violation of any such license or agreement, and of its receipt of any notice or threat of cancellation  of any such agreements  in accordance with Section 9-3 hereunder. No Borrower shall enter into any future license, distributorship, franchise (other than Franchise Agreements subject to Section 5-28 hereof), and/or similar agreement, except with (a) at least thirty (30) days advance written notice to Lender, which notice shall include a proposed revised EXHIBIT 5-8 and a summary of such proposed license or agreement and (b) Lender’s consent which consent shall not be withheld if (x) there has not occurred any Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender, and (y) any such proposed license or agreement is in accordance with the Business Plan.

             5-9.       Leases and Capital Leases.  EXHIBIT 5-9, annexed hereto, is a schedule of all Leases in effect as of the Closing Date, and EXHIBIT 5-6 is a schedule of all Capital Leases Each of the Leases, Capital Leases, Equipment Leases or other leases of any other personal property is and shall remain in full force and effect until termination in accordance with its terms. No Borrower is in default or violation of any Lease, Capital Lease, Equipment Lease or other lease of any other personal property, and, as of the Closing Date to Borrower’s Knowledge, no party other than any Borrower to any such Lease, Equipment Lease, Capital Lease other lease of any other personal property is in default or violation of any such Lease, Capital Lease, Equipment Lease or other lease of any other personal property and none of the Borrowers has received any notice or threat of cancellation of any such Lease, Capital Lease, Equipment Lease or other lease of any other personal property and Borrower shall provide Lender with notice of any future default or violation of any such Leases, Capital Leases, Equipment Leases or other leases, and of any notice or threat of cancellation  of any such Leases, Capital Leases, Equipment Leases or other leases of any other personal property in accordance with Section 9-3. The Borrowers hereby authorize the Lender at any time and from time to time to contact any of the Borrowers’ landlords in order to confirm the Borrowers’ continued compliance with the terms and conditions of the Lease(s) between the Borrowers and that landlord and to discuss such issues, concerning the Borrowers’ occupancy under such Lease(s), as the Lender may determine.  Except to the extent permitted by Section 5-4 and 5-6 hereof, no Borrower shall enter into any Lease or Capital Lease and no Borrower shall enter into any future Equipment Lease or other lease of any other personal property (other than Capital Leases subject to Section 5-6 above) except upon the conditions that: (i) Lender is given prompt written notice of any such Equipment Lease or other lease of any other personal property, such notice to include a summary of each such proposed Equipment Lease or other lease (ii) such Borrower’s entry in to such Equipment Lease or other lease of any other personal property is consistent with the Business Plan; (iv) no lien on any Collateral (other than a lien on the subject Equipment) arises as a result thereof and (v) there has not occurred Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender.

             5-10.     Requirements of Law.  The Borrowers are in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law. No Borrower has received any notice of any violation of any Requirement of Law (whether or not such violation is material) which violation has not been cured or otherwise remedied.

             5-11.     Maintain Properties.  Each Borrower shall:

                           (a)         Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

                           (b)        Not suffer or cause the waste or destruction of any material part of the Collateral.

                           (c)         Not use any of the Collateral in violation of any policy of insurance thereon.

                           (d)        Not sell, lease, or otherwise dispose of any of the Collateral, other than the following, in each case, subject to the turning over to the Lender of all Receipts with respect to the same as provided herein,

(i)	The sale of Inventory in compliance with this Agreement.

(ii)	The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of such Borrower.

(iii)	Use of Advances in accordance with the terms of this Agreement

             5-12.     Pay Taxes

                           (a)         As of the Closing Date, the federal income tax returns of each Borrower have been audited by the Internal Revenue Service (or closed by applicable statutes) for all fiscal years through and including the Borrower’s taxable year referenced on EXHIBIT 5-12, annexed hereto, and all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled.  As of the Closing Date, no agreement is in existence which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service to assert a deficiency or make any other claim for or in respect to federal income taxes and no Borrower shall enter into such agreement except with at least ten (10) days prior written notice to Lender.  As of the Closing Date, no issue has been raised in any such examination which reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service, and each Borrower shall provide Lender with notice of any such issue in accordance with Section 9-3 hereunder.

                           (b)        As of the Closing Date, all returns of each Borrower for state and local income, excise, sales, and other taxes have been audited (or closed by applicable statutes) for all fiscal years through and including such Borrower’s taxable year referenced on EXHIBIT 5-12, annexed hereto, and all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled.  As of the Closing Date, no agreement is in existence which waives or extends any statute of limitations applicable to the right of any state taxing authority to assert a deficiency or make any other claim for or in respect to any such state taxes and no Borrower shall enter into such agreement except with at least ten (10) days prior written notice to Lender. As of the Closing Date, no issue has been raised in any such examination which reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any state or local taxing authority and each Borrower shall provide Lender with notice of any such issue in accordance with Section 9-3 hereunder.

                           (c)         Except as disclosed on said EXHIBIT 5-12, as of the Closing Date there are no examinations of or with respect to any Borrower presently being conducted by the Internal Revenue Service or any state taxing authority, and each Borrower shall provide Lender with notice of any such examination in accordance with Section 9-3 hereunder.

                           (d)        Each Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against such Borrower or the Collateral by any Person or entity whose claim could result in an Encumbrance upon any asset of such Borrower or by any governmental authority, except if contested in good faith and Borrowers maintain appropriate reserves in accordance with GAAP and Borrowers have provided Lender with notice of same in accordance with section 9-3 hereunder; properly exercise any trust responsibilities imposed upon such Borrower by reason of withholding from employees’ pay; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by such Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom such Borrower is obligated to so file.

                           (e)         At its option, the Lender may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon any Borrower or the Collateral by any Person or entity or governmental authority, and make any contributions or other payments on account of any Borrower’s Employee Benefit Plan as the Lender, in the Lender’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Lender’s making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by any Borrower’s failure to have made such payment.

             5-13.     No Margin Stock.  No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations G, U, T, and X, of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

             5-14.     ERISA.  None of  the Borrowers nor any ERISA Affiliate ever has or hereafter shall:

                           (a)         Violate or fail to be in full compliance with the Borrower’s Employee Benefit Plan.

                           (b)        Fail timely to file all reports and filings required by ERISA to be filed by the Borrower.

                           (c)         Engage in any “prohibited transactions” or “reportable events” (respectively as described in ERISA).

                           (d)        Engage in, or commit, any act such that a tax or penalty could be imposed on account thereof pursuant to ERISA.

                           (e)         Accumulate any material funding deficiency within the meaning of ERISA.

                           (f)         Terminate any Employee Benefit Plan such that a lien could be asserted of the Borrower on account thereof pursuant to ERISA.

                           (g)        Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

             5-15.     Hazardous Materials.

                           (a)         No Borrower has ever:

                                        (i)          Been legally responsible for any release or threat of release of any Hazardous Material.

                                        (ii)         Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by any Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

                           (b)        The Borrowers shall:

                                        (i)          Dispose of any Hazardous Material only in compliance with all Environmental Laws.

                                        (ii)         Not store on any site or vessel occupied or operated by the Borrowers and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrowers’ businesses and is in compliance with all Environmental Laws.

                           (c)         The Borrowers shall provide the Lender with written notice upon any Borrower’s obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss any Borrower may be liable.

             5-16.     Litigation.  As of the Closing Date, there is not presently pending or threatened by or against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to such Borrower, would reasonably forseeably have a material adverse effect upon such Borrower’s financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

             5-17.     Dividends or Investments.  The Borrowers shall not:

                           (a)         Pay any cash dividend or make any other distribution in respect of any class of any Paper Warehouse capital stock.

                           (b)        Own, redeem, retire, purchase, or acquire any of any Paper Warehouse capital stock.

                           (c)         Invest in or purchase any stock or securities or rights to purchase any stock or securities of any corporation or other entity other than in a Permitted Acquisition.

                           (d)        Merge or consolidate or be merged or consolidated with or into any other corporation or other entity, except that any Borrower may be merged into any other Borrower on reasonable advance written notice to Lender.

                           (e)         Consolidate any of any Borrower’s operations with those of any other corporation or other entity, other than another Borrower.

                           (f)         Organize or create any Related Entity, other than as permitted under Section 5-17(c).

                           (g)        Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

             5-18.     Loans.  None of the Borrowers shall make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

                           (a)         Advance payments made to any Borrower’s suppliers in the ordinary course.

                           (b)        Advances to any Borrower’s officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of such Borrower, which expenses are properly substantiated by the Person seeking such advance and properly reimbursable by the Borrower.

                           (c)         Acts permitted under Section 5-17(c).

             5-19.     Protection of Assets.  The Lender, in the Lender’s discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner.  The Borrowers shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section. The obligation of the Borrowers to pay such amounts is a Liability.

             5-20.     Line of Business.  No Borrower shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

             5-21.     Affiliate Transactions.  No Borrower shall make any payment, nor give any value to any Related Entity (other than Borrower) except for goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Related Entity for a price which shall:

                           (a)         Be competitive and fully deductible as an “ordinary and necessary business expense” and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

                           (b)        Not differ from that which would have been charged in an arms length transaction.

             5-22.     Executive Pay

                           (a)         The only Executive Officers of the Borrowers, at the execution of this Agreement, are those individuals referenced in the definition of “Executive Officers”.

                           (b)        Prior to the execution of this Agreement, the Borrowers furnished the Lender with copies of (i) all written Executive Agreements, (ii) outlines of the salient features of all unwritten Executive Agreements (as amended to date) then in existence, and (iii) outlines of the status of currently contemplated terms of proposed but not yet executed Executive Agreements described in EXHIBIT 5-22. There are no unwritten agreements or understandings between any Borrower and any Executive Officer which relate to Executive Pay, written disclosure of which has not been made to the Lender.

                           (c)         The Borrowers will not:

                                        (i)          Enter into any Executive Agreement not existing as of the date of execution of this Agreement, and not disclosed under Section 5-22(b).

                                        (ii)         Alter, amend, supplement, or otherwise change any Executive Agreement.

                                        (iii)        Pay, provide, or facilitate any Executive Pay other than as provided in an Executive Agreement or, if not covered by an Executive Agreement, as permitted pursuant to Section 5-21, above.

             5-23.     Additional Assurances.

                           (a)         No Borrower is the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 4) will not be subject to a perfected security interest in favor of the Lender to secure the Liabilities except for the Richfield Account, motor vehicles and Capital Leases identified on EXHIBITS 2-1(c) and 5-6 and subject only to those Encumbrances (if any) described on EXHIBIT 5-5, annexed hereto.

                           (b)        The Borrowers will not hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected security interest in favor of the Lender to secure the Liabilities except for the acquisition of equipment subject to future Capital Lease entered into in accordance with Section 5-6 hereof subject only to Encumbrances (if any) permitted pursuant to Section 5-5, above.

                           (c)         The Borrowers shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender’s security interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of any Receivables Collateral. The Borrowers shall execute all such instruments as may be required by the Lender with respect to the recordation and/or perfection of the security interests created herein.

                           (d)        A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 5-23 shall be sufficient for filing to perfect the security interests granted herein.

             5-24.     Adequacy of Disclosure.

                           (a)         All financial statements furnished to the Lender by the Borrowers have been prepared in accordance with GAAP, except for the absence of footnotes and year end adjustments with respect to interim financial statements, consistently applied and present fairly the condition of the Borrowers at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

                           (b)        No Borrower has any contingent obligations or obligation under any Lease or Capital Lease, except to the extent permitted by Sections 5-4 and 5-5 hereof, which is not noted in the Borrower’s financial statements furnished to the Lender prior to the execution of this Agreement.

                           (c)         No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of any Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to any Borrower which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of any Borrower or any such guarantor which has not been disclosed in writing to the Lender.

             5-25.     Minimum Excess Availability.  At all times Paper Warehouse shall maintain Minimum  Excess Availability as set forth in Exhibit 9-11.

             5-26.     No Material Adverse Change.  There has not been a Material Adverse Change.

             5-27.     Other Covenants.  The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

             5-28.     Covenants Regarding Franchise Agreements.

                           (a)         All Franchise Agreement in effect as of the Closing Date are identified on EXHIBIT 5-28 and Borrower, in connection with the monthly reporting required under Section 9-6(a)(ii) below shall identify any anticipated future Franchise Agreements and any newly executed Franchise Agreements and shall describe the termination of any Franchise Agreements.

                           (b)        Except at set forth on EXHIBIT 5-28, Borrowers and as of the Closing Date any other parties to any Franchise Agreements are in compliance with all provisions of such agreements and all Requirements of Law relating thereto.

                           (c)         Lender’s exercise of any of it rights under this Agreement and in accordance Article 11 and the UCC, including without limitation, the conduct of any going out of business or similar sales hereof shall not violate any provision of any Franchise Agreement.

                           (d)        All payments made to PWFI or any other Borrower under the Franchise Agreements shall be deposited into a DDA and wired to the Blocked Account in accordance with Article 7 hereof.

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL

             6-1.       Use of Inventory Collateral.

                           (a)         No Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of its business in the ordinary course and shall not engage in sales or other dispositions to creditors; sales or other dispositions in bulk; and any use of any of the Inventory in breach of any provision of this Agreement.

                           (b)        No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of a Borrower’s customary return policy applicable to the return of Inventory purchased by such Borrower’s retail customers in the ordinary course, such Inventory may be returned to such Borrower without the consent of the Lender.

             6-2.       Inventory Quality.  All Inventory now owned or hereafter acquired by the Borrowers is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

             6-3.       Adjustments and Allowances.  Any Borrower may grant such allowances or other adjustments to such Borrower’s Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Lender’s prior written consent in each instance except up to forty-five (45) days in the ordinary course for Accounts other than Accounts of Credit Card Processors) as such Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrowers pursuant to this Section 6-3 may be limited or terminated by the Lender at any time in the Lender’s discretion.

             6-4.       Validity of Accounts.

                           (a)         The amount of each Account shown on the books, records, and invoices of each Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor, except for minor adjustments in the ordinary course with respect to Accounts other than Accounts owed by Credit Card Processors, and shall have been fully earned by performance by such Borrower.

                           (b)        No Borrower has any Knowledge of any impairment of the validity or collectibility of any of any Accounts and shall notify the Lender of any such fact immediately after any Borrower becomes aware of any such impairment.

                           (c)         No Borrower shall post any bond to secure such Borrower’s performance under any agreement to which such Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of such Borrower (other than to the Lender, or under any L/C issued in accordance herewith, and the Richfield L/C’s) in the event of the Borrower’s failure so to perform.

             6-5.       Notification to Account Debtors.  The Lender shall have the right at any time (whether or not an Event of Default has occurred) to notify any of the Borrower’s Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

ARTICLE 7 - CASH MANAGEMENT

             7-1.       Depository Accounts.

                           (a)         Annexed hereto as EXHIBIT 7-1 is a Schedule of all present DDA’s, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; (iii) a contact Person at such depository; and (iv) the telephone number of the contact Person.

                           (b)        Each Borrower shall, as a condition to the effectiveness of this Agreement:

                                        (i)          Establish an account in the name of, for the benefit of and under the control of, Lender into which all Receipts shall be deposited in accordance with this Article 7 (the “Blocked Account”);

                                        (ii)         Cause Bank of America to enter in a control agreement for Lender’s benefit reasonably satisfactory to Lender with respect to the Bank of America DDA.

                                        (ii)         Deliver to Lender proof of the mailing, to each depository institution with which any DDA is maintained (other than the Funding Account or any Local DDA) of notification (in form satisfactory to the Lender) of the Lender’s interest in such DDA.  In the event that Agent or any Borrower shall receive notice that any depository at which a DDA is maintained on the date hereof, or is subsequently established as contemplated under paragraph (c) below,  refuses to accept and comply with the notifications delivered by such Borrower to such depository institution of the Lender’s interest in such DDA, such Borrower will immediately close all DDAs maintained with such depository institution and establish new DDAs with depository institutions which accept and agree to such notifications.

                                        (iii)        Deliver to Lender an agreement (in form satisfactory to the Lender) with any depository institution at which a Blocked Account is maintained.

                           (c)         The Borrower will not establish any DDA hereafter (other than a Local DDA) unless Borrower, contemporaneous with such establishment, the Borrower delivers to the Lender proof of mailing to any such institution, a notification (in form satisfactory to the Lender) of the Lender’s interest in such DDA.

                           (d)        The Borrower will establish and maintain separate accounts exclusively for purposes of payroll and payroll tax deposits and payments.

                           (e)         The contents of each DDA constitutes Collateral and Proceeds of Collateral.

             7-2.       Credit Card Receipts.

                           (a)         Annexed hereto as EXHIBIT 7-2, is a Schedule which describes all Credit Card Processors, which term shall include any “instant credit” providers and any other arrangements to which any Borrower is a party with respect to the payment to such Borrower of the proceeds of all credit card charges for sales by such Borrower.

                           (b)        The Borrowers shall deliver to the Lender the written acknowledgment and consent of each of the Credit Card Processors to a notice in form satisfactory to the Lender, which notice provides that payment of all credit card charges submitted by each Borrower to that Credit Card Processor payable to such Borrower by such Credit Card Processor shall be directed to the Blocked Account.  Each Borrower shall not change such direction or designation except upon and with the prior written consent of the Lender.

             7-3.       The Concentration Account, the Blocked Account and the Funding Accounts.

                           (a)         The following accounts have been or will be established (and are so referred to herein):

                                        (i)          The “Concentration Account”: An account owned and established by the Lender with The Chase Manhattan Bank, N.A.

                                        (ii)         The “Funding Account”: A Deposit Account established by the Borrowers with the institution identified on Exhibit 7-6 and into which the sole deposits shall be surpluses in accordance with Section 7-1(b) hereof or Advances made by Lender hereunder.

                                        (iii)        The Blocked Account established by the Borrowers with Wells Fargo Bank, NA, which also includes certain sub-accounts, all of which are subject to a control agreement in favor of Lender.

                           (b)        The contents of all DDA’s, Deposit Accounts and the Blocked Account constitute Collateral and Proceeds of Collateral.

                           (c)         The Borrowers shall pay all fees and charges of, and maintain such impressed balances as may be required by the Lender or by any bank in which any account is opened as required hereby (even if such account is opened by the Lender).

             7-4.       Proceeds and Collection of Accounts.

                           (a)         All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrowers for the Lender; shall not be commingled with any of the Borrowers’ other funds; and shall be deposited and/or transferred only to the Blocked Account.

                           (b)        The Borrowers shall cause the ACH or wire transfer to the Blocked Account, of:

                                        (i)          No less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account), the then contents of each DDA (other than (A) any Local DDA (B) the Funding Account and (C) the Bank of America DDA), each such transfer to be net of any minimum balance, not to exceed (so long as there are no DDA’s other than those listed on Exhibit 7-1) Three Thousand ($3,000) Dollars in collected  funds, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained and the proceeds of all credit card charges, then payable, not otherwise provided for pursuant hereto.

                                        (ii)         No less frequently than every Tuesday and Friday (and whether or not there is then an outstanding balance in the Loan Account), the then contents of the Bank of America DDA.

Telephone or email advice (and if requested by Lender confirmed by written notice) shall be provided to the Lender on each Banking Day on which any such transfer is made.

                           (c)         Whether or not any Liabilities are then outstanding, the Borrowers shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of the entire previous day’s closing collected balance of the Blocked Account.

                           (d)        In the event that, notwithstanding the provisions of this Section 7-4, any Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Lender and shall not be commingled with any of any Borrower’s other funds or deposited in any account of any Borrower other than as instructed by the Lender.

             7-5.       Payment of Liabilities.

                           (a)         On each Banking Day, upon receipt by Lender, the Lender shall apply towards the Liabilities, the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained), provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made one (1) Banking Days after such transfer.

                           (b)        The Lender shall transfer to the Funding Account any surplus in excess of the Liabilities in the Concentration Account (attributable to Borrowers) remaining after the application towards the Liabilities referred to in Section 7-5(a), above (less those amounts which are to be netted out, as provided therein) provided, however, in the event that both (i) a Suspension Event has occurred and (ii) one or more L/C’s are then outstanding, the Lender may establish a funded reserve of up to one hundred ten (110%) percent of the aggregate Stated Amounts of such L/C’s.

             7-6.       The Funding Account.  All checks shall be drawn by any Borrowers upon and any other disbursements made by any Borrower shall be solely from the Funding Account or any of the disbursement accounts identified on EXHIBIT 7-6 hereto, which accounts shall be funded solely from the Funding Account.

             7-7.       Capital Infusions, Etc.  The proceeds of any investment in any Borrower from any source, including without limitation, proceeds of the issuance or sale of any capital stock, debt or debt instruments, shall be deposited by the purchaser thereof directly into the Blocked Account.  In addition, any funds received by any Borrower other than from ordinary business operations, including, without limitation, proceeds or payments under any contracts for liquidation of any Collateral, tax refunds, insurance or condemnation proceeds or damage awards, shall be deposited directly into the Blocked Account.

ARTICLE 8 - LENDER AS BORROWER’S ATTORNEY-IN-FACT

             8-1.       Appointment as Attorney-In-Fact.  Each Borrower hereby irrevocably constitutes and appoints the Lender as such Borrower’s true and lawful attorney, with full power of substitution, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Lender. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

                           (a)         Prosecute, defend, compromise, or release any action relating to the Collateral.

                           (b)        Sign change of address forms to change the address to which the Borrower’s mail is to be sent to such address as the Lender shall designate; receive and open the Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of any Borrower, or other legal representative of such Borrower whom the Lender determines to be the appropriate Person to whom to so turn over such mail.

                           (c)         Endorse the name of any Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of any Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

                           (d)        Sign the name of any Borrower on any notice to such Borrower’s Account Debtors or verification of the Receivables Collateral; sign any Borrower’s name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

                           (e)         Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Borrower is a beneficiary.

                           (f)         Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

                           (g)        Use, license or transfer any or all General Intangibles of any Borrower.

Notwithstanding anything to the contrary, Lender agrees not to exercise any such rights unless an Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender.

             8-2.       No Obligation to Act.  The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 8-1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 9 - FINANCIAL AND OTHER REPORTING REQUIREMENTS/FINANCIAL COVENANTS

             9-1.       Maintain Records.  The Borrowers shall:

                           (a)         At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of any Borrower’s transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and its results of operations for, the periods in question.

                           (b)        Timely provide the Lender with those financial reports, statements, and schedules required by this Article 9 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP, except for the absence of footnotes and year end adjustments with respect to interim financial statements, applied consistently with prior periods to fairly reflect the financial condition of any Borrower at the close of, and its results of operations for, the period(s) covered therein.

                           (c)         At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

                           (d)        At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and shall cause Borrower’s audit committee to instruct such accountants to fully cooperate with, and be available to, the Lender to discuss any Borrower’s financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender.

                           (e)         Not change any Borrower’s fiscal year.

                           (f)         Not change any Borrower’s taxpayer identification number.

             9-2.       Access to Records.

                           (a)         The Borrowers shall accord the Lender and the Lender’s representatives with access from time to time as the Lender and such representatives may require to all properties owned by or over which any Borrower has control. The Lender and the Lender’s representatives shall have the right, and the Borrowers will permit the Lender and such representatives from time to time as the Lender and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Borrowers’ books, records, electronically stored data, papers, and files. The Borrowers shall make all of the Borrowers’ copying facilities available to the Lender.  Lender shall use commercially reasonable efforts to maintain the confidentiality of any of Borrowers’ confidential information, but shall be free to share any information with its agents, counsel representatives, successors and assigns in connection with the administration and monitoring of the of the Revolving Credit and this Agreement and any exercise of it remedies under this Agreement.

                           (b)        The Borrowers hereby authorize the Lender and the Lender’s representatives to:

                                        (i)          Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrowers, or any service bureau, contractor, accountant, or other Person, and directs any such service bureau, contractor, accountant, or other Person fully to cooperate with the Lender and the Lender’s representatives with respect thereto.

                                        (ii)         Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrowers’ computer billing companies, collection agencies, and accountants and to sign the name of any Borrower on any notice to the Borrowers’ Account Debtors or verification of the Collateral.

             9-3.       Immediate Notice to Lender.

                           (a)         The Borrowers shall provide the Lender with written notice immediately upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

                                        (i)          Any change in the Borrowers’ Executive Officers and directors.

                                        (ii)         The completion of any physical count of any Borrower’s Inventory (together with a copy of the certified or such other results as may then be available thereof).

                                        (iii)        Except in the ordinary course of business, any ceasing of the any Borrower’s making of payment to any of its creditors (including the ceasing of the making of such payments on account of a dispute with the subject creditor).

                                        (iv)       Any failure by any Borrower to pay rent at any of the Borrowers’ locations, which failure continues for more than three (3) days following the day on which such rent first came due.  If any Borrower has any dispute with any Landlord with respect to rent payable or other matters, such Borrower shall give Lender written notice of said dispute.

                                        (v)        Any failure by any Borrower to pay trade liabilities or other expense liabilities in accordance with their past business practices.

                                        (vi)       Any material change in the business, operations, or financial affairs of any Borrower.

                                        (vii)      The occurrence of any Suspension Event or Event of Default.

                                        (viii)     Any intention on the part of any Borrower to discharge the Borrowers’ present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 9-1(d)).

                                        (ix)        Any litigation which, if determined adversely to any Borrower, might have a material adverse effect on the financial condition of such Borrower.

                                        (x)         The reduction by any of any Borrower’s material vendors in the amount of trade credit or terms provided by such vendor to such Borrower on the date of execution hereof.

                                        (xi)        The engagement or employment by Borrower of any bankruptcy, restructuring or “turn-around” professionals.

                                        (xii)       Any default by any party to or any Borrower’s receipt of  any notice or threat of cancellation of any agreement described on EXHIBITS 5-6, 5-8, 5-9  and 5-28 (as the same may be revised from time to time in accordance herewith).

                                        (xiii)      Any examination of any Borrower by any taxing authority and the existence of any issue which reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service.

                           (b)        The Borrowers shall:

                                        (i)          Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Borrowers (qua such shareholders).

                                        (ii)         Add the Lender as an addressee on all mailing lists maintained by or for the Borrowers.

                                        (iii)        At the request of the Lender, from time to time, provide the Lender with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio such advertising).

                                        (iv)       Provide the Lender, when received by the Borrowers, with a copy of any management letter or similar communications from any accountant of the Borrowers.

             9-4.       Borrowing Base Certificate.  Paper Warehouse shall provide the Lender, daily, with a Borrowing Base Certificate (in the form of EXHIBIT 9-4 annexed hereto, as such form may be revised from time to time by the Lender). Such Certificate may be sent to the Lender by facsimile transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission at its request.  No adjustments to the Borrowing Base Certificate may be made without support documentation and such other documentation as may be requested by Lender from time to time.

             9-5.       Weekly Reports.  Weekly, not later than Wednesday for the immediately preceding fiscal week:

                           See EXHIBIT 9-R.

In the event that Availability equals Two Hundred Fifty Thousand ($250,000) Dollars or less for seven (7) consecutive days, then Borrowers shall provide Lender with weekly cash flow reports in form and content satisfactory to Lender.

             9-6.       Monthly Reports.

                           (a)         Monthly, the Borrowers shall provide the Lender with original counterparts of (each in such form as the Lender from time to time may specify):

                                        (i)          Within fifteen (15) days of the end of the previous month:

                                                     See EXHIBIT 9-R

                                        (ii)         Within thirty (30) days of the end of the previous month:

                                                     See EXHIBIT 9-R

                           (b)        For purposes of Section 9-6(a)(i), above, the first “previous month” in respect of which the items required by that Section shall be provided shall be September and for purposes of Section 9-6(a)(ii), above, the first “previous month” in respect of which the items required by that Section shall be provided shall be September.  For purposes of this section, reports for the month of August shall be due no later than thirty (30) days after the execution of this Agreement.

             9-7.       Annual Reports.

                           (a)         In addition to the monthly reports required under Article 9-6, annually, within ninety (90) days following the end of the Borrowers’ fiscal year, the Borrowers shall furnish the Lender with an original signed counterpart of the Borrowers’ annual financial statement, which statement shall have been prepared by, and bearing the unqualified opinion of, the Borrowers’ independent certified public accountants (i.e. said statement shall be “certified” by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows.

                           (b)        Each annual statement shall be accompanied by such accountant’s certificate indicating that to the best knowledge of such accountant, no event has occurred which is or which, solely with the passage of time or the giving of notice (or both) would be, an Event of Default.

                           (c)         Borrowers shall provide interim draft annual financial statements (inclusive of subsequent periods, until year-end statements are delivered) within forty-five (45) days of each year end.

             9-8.       Officers’ Certificates.  The Borrower shall cause the Borrower’s President and Chief Financial Officer respectively to provide such Person’s Certificate with those monthly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

                           (a)         Indicate that the subject statement was prepared in accordance with GAAP, except for the absence of footnotes and year end adjustments with respect to interim financial statements, consistently applied, and presents fairly the financial condition of the Borrowers at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject, however (with the exception of the Certificate which accompanies such annual statement) to usual year end adjustments.

                           (b)        Indicate either that (i) no Suspension Event has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

                           (c)         Include calculations concerning each Borrower’s compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 9-11 (and Exhibit  9-11), below.

                           (d)        Indicate that all taxes) have or have not been paid, and with respect to taxes not paid, broken down by type and taxing authority.

                           (e)         Indicate that all rent and additional rent due pursuant to any store lease have or have not been paid and with respect to rent and additional rent not paid, broken down by store location.

             9-9.       Inventories, Appraisals, and Audits.

                           (a)         The Lender, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of any  Borrower.

                           (b)        Upon the Lender’s request from time to time, the Borrowers shall obtain, or shall permit the Lender to obtain (in all events, at the Borrowers’ expense) financial or SKU based physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be required by the Lender, each of which physical counts and/or financial or SKU based inventories shall be observed by the Borrowers’ accountants. The Lender will require the Borrowers to conduct one (1) such count and/or inventory during each twelve (12) month period during which this Agreement is in effect and to provided Lender with the results of any SKU, cycle or any other internal counts or inventories, but after the occurrence of any Event of Default, Lender, in its discretion, may require Borrowers, at Borrowers’ expense, to undertake additional such counts or inventories during such period.  The draft or unaudited results of all inventories or counts shall be furnished to Lender immediately thereafter and final, reconciled results within as soon as practicable thereafter but in no event later then than ten (10) Banking Days of the taking of such inventories or counts.  The Borrowers agree that the Lender is entitled to request and receive directly from the inventory taker the unaudited or draft results of any such inventory or audit.

                           (c)         Upon the Lender’s request from time to time, the Borrowers shall permit the Lender to obtain appraisals conducted by such appraisers as are satisfactory to the Lender two (2) of which such appraisals and one “desktop update” thereof during each calendar year of the term of this Agreement shall be at Borrower’s expense, and any additional appraisals may be conducted at any time in Lender’s discretion at Lender’s expense, provided that after the occurrence of any Event of Default, any such additional appraisals shall also be at Borrowers’ expense.

                           (d)        The Lender contemplates conducting three (3) commercial finance audits (in each event, at the Borrower’s expense) of the Borrowers’ books and records during any twelve (12) month period during which this Agreement is in effect, but after the occurrence of any Event of Default, Lender in its discretion, may, at Borrowers’ expense, undertake additional such audits during such period.

                           (e)         The Lender from time to time (in all events, at the Borrowers’ expense) may undertake “mystery shopping” (so-called) visits to all or any of the Borrowers’ business premises.  The Lender shall provide the Borrowers with a copy of any non-company confidential results of such mystery shopping upon a Borrower’s written request.

             9-10.     Additional Financial Information.

                           (a)         In addition to all other information required to be provided pursuant to this Article 9, the Borrowers promptly shall provide the Lender with such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers’ businesses, and the Borrowers’ financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time request from the Borrowers.

                           (b)        The Borrowers have provided the Lender with their current Business Plan, a copy of which is annexed hereto as EXHIBIT 9-10.  The Borrowers may provide the Lender, from time to time hereafter, with updated Business Plans. In all events, the Borrowers, not later than forty five (45) days prior to the end of each of the Borrowers’ fiscal years, shall furnish the Lender with an updated and extended Business Plan which shall go out at least through the end of the then next fiscal year and the final Business Plan within fifteen (15) days prior to the end of Borrowers’ fiscal year. In each event, such updated and extended Business Plans shall be prepared pursuant to a methodology and shall include such assumptions as are satisfactory to the Lender.   Routinely throughout the year, the Lender, following the receipt of any of such revised forecast which reflects material adverse business performance, may, but shall not be under any obligation to, revise the financial performance covenants included on EXHIBIT 9-11, annexed hereto.

             9-11.     Financial Performance and Inventory Covenants..  The Borrowers shall observe and comply with those financial performance and inventory covenants set forth on EXHIBIT 9-11 annexed hereto.

             9-12.     Electronic Reporting..  At Lender’s option all information and reports required to be supplied to Lender by Borrowers shall be transmitted electronically, to the extent of Borrowers’ ability, pursuant to an electronic transmitting reporting system and shall be in a record layout format designated by Lender from time to time.

ARTICLE 10 - EVENTS OF DEFAULT

             The occurrence of any event described in this Article 10 respectively, shall constitute an “Event of Default” herein. Upon the occurrence of any Event of Default described in Section 10-11, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender, any and all Liabilities shall become immediately due and payable, at the option of the Lender and without notice or demand. The occurrence of any Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender shall also constitute, without notice or demand, a default under all other agreements between the Lender and the Borrowers and instruments and papers given the Lender by the Borrowers, whether such agreements, instruments, or papers now exist or hereafter arise.

             10-1.     Failure to Pay Revolving Credit (No Grace Period).  The failure by any Borrower to pay any amount when due under the Revolving Credit.

             10-2.     Failure To Make Other Payments (No Grace Period).  The failure by any Borrower to pay when due (or upon demand, if payable on demand) any payment Liability other than under the Revolving Credit.

             10-3.     Failure to Comply with Cash Management and Financial/Inventory Covenants  (No Grace Period).  The failure by any  Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant included in Article 7 and Section 9-11 hereof.

             10-4.     Failure to Perform Covenant or Liability (Grace Period).  The failure by the any Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 10-1, 10-2 or 10-3, and in sections 10-5 through 10-19 below, which is not remedied within the Grace Period described below which period shall commence on the earlier of (i) notice thereof by Lender to Borrower, or (ii) the date any Borrower was required to give notice to Lender pursuant to Section 9-3(a)(vii) hereof:

5-4	Location of Collateral/Leases	three (3) Banking Days
5-5	Title to Assets	ten (10) Banking Days
5-6	Indebtedness	ten (10) Banking Days
5-7	Insurance Policies	ten (10) Banking Days
5-12 (d)	Pay Taxes	ten (10) Banking Days
9-4 to 9-8	Financial Reporting	Three (3) Banking Days
All others		ten (10) Banking Days

             10-5.     Misrepresentation (No Grace Period).  The determination by the Lender that any representation or warranty at any time made by any Borrower to the Lender was not true or complete in all material respects when given.

             10-6.     Acceleration of Other Debt; Breach of Lease.  The occurrence of any event, subject to any applicable cure or grace periods, such that any material Indebtedness of any Borrower to any creditor other than the Lender could be accelerated or, without the consent of any Borrower, any Lease could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

             10-7.     Default Under Other Agreements.   Subject to any applicable grace period the occurrence of any breach or default under any agreement between the Lender and any Borrower or instrument or paper given the Lender by any Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that the Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

             10-8.     Casualty Loss; Non-Ordinary Course Sales (No Grace Period).  The occurrence of any (a) uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, or (b) sale, without Lender’s consent, (other than sales otherwise expressly permitted hereby) of any material portion of the Collateral.

             10-9.     Judgment; Restraint of Business  (No Grace Period).

                           (a)         The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, any of any of any Borrower’s funds on deposit with, or assets of any Borrower in the possession of, the Lender or such Participant.

                           (b)        The entry of any judgment against any Borrower, which judgment is in excess of $50,000 and is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen  (15) days of its entry.

                           (c)         The entry of any order or the imposition of any other process having the force of law, the effect of which is which order or process or attachment is not vacated, dismissed or otherwise terminated within three (3) Business Days.

             10-10.   Business Failure (Grace Period if initiated against any Borrower).  Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other Person, pursuant to court action or otherwise, over all, or any part of the Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; or the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against, or including such Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; any which if initiated against (but not by) any Borrower, is not dismissed within thirty (30) days, provided however, Lender shall have no obligation to make any Advances hereunder during such thirty (30) day period.

             10-11.   Bankruptcy (No Grace Period).  The failure by any of the Borrowers to generally pay its debts as they mature; the filing of any complaint, application, or petition by or against any Borrower initiating any matter in which such Borrower is or may be granted any relief from the debts of such Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

             10-12.   Insecurity (No Grace Period).  The occurrence of any event or circumstance with respect to any Borrower such that Lender shall believe in good faith that the prospect of payment of all or any part of the Liabilities or the performance by the Borrower under this Agreement or any other agreement between the Lender and the Borrower is impaired.

             10-13.   Default by Guarantor or Related Entity.  The occurrence of any of the foregoing Events of Default (and subject to any applicable Grace Period) with respect to any guarantor of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any parent (if the Borrower is a corporation), subsidiary, or Related Entity, as if such guarantor, parent, or Related Entity were the “Borrower” described therein.

             10-14.   Indictment - Forfeiture (Grace Period).  The indictment of, or institution of any legal process or proceeding against, any of the Borrowers, any Executive Officer or any guarantor of the Liabilities under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrowers and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any of the Borrower of its business in the ordinary course which order or process or attachment is not vacated, dismissed or otherwise terminated within three (3) Business Days.

             10-15.   Termination of Guaranty.  Intentionally deleted.

             10-16.   Challenge to Loan Documents (No Grace Period).

                           (a)         Any challenge by or on behalf of the Borrowers or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

                           (b)        Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

             10-17.   Executive Management (Grace Period).  The death, long-term disability, or other failure of any Executive Officer at any time to exercise that authority and discharge those management responsibilities with respect to any Borrower as are exercised and discharged by such Person at the execution of this Agreement, which Executive Officer has not been replaced by another Person reasonably acceptable to Lender within thirty (30) days of such failure of any Executive Officer to serve.

             10-18.   Change in Control (No Grace Period).  The occurrence of any Change in Control.

             10-19.   Material Adverse Change (No Grace Period).  If there is a Material Adverse Change.

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT

             In addition to all of the rights, remedies, powers, privileges, and discretions which the Lender is provided prior to the occurrence of an Event of Default, the Lender shall have the following rights and remedies upon the occurrence of any Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender and at any time thereafter. No stay which otherwise might be imposed pursuant to the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Lender’s exercise of any of such rights and remedies.

             11-1.     Rights of Enforcement. The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

                           (a)         To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

                           (b)        To take possession of all or any portion of the Collateral.

                           (c)         To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

                           (d)        To conduct one or more going out of business sales, strategic sales or other sales which include the sale or other disposition of the Collateral.

                           (e)         To apply the Receivables Collateral or the proceeds of the Collateral towards the Liabilities, but not necessarily in complete satisfaction thereof, unless and until the Liabilities would thereby be irrevocably paid.

                           (f)         To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

             11-2.     Sale of Collateral.

                           (a)         Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender’s disposition of the Collateral.

                           (b)        The Lender, in the exercise of the Lender’s rights and remedies upon default, may conduct one or more going out of business sales, in the Lender’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrowers. To the extent permitted by law, the Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither the Borrowers nor any Person(s) claiming under or in right of the Borrowers shall have any interest therein.

                           (c)         Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrowers with such notice as may be practicable under the circumstances), the Lender shall give the Borrowers at least five (5) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrowers agree that such written notice shall satisfy all requirements for notice to the Borrowers which are imposed under the UCC or other applicable law with respect to the exercise of the Lender’s rights and remedies upon default.

                           (d)        The Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

                           (e)         The Lender shall apply the proceeds of any exercise of the Lender’s Rights and Remedies under this Article 11 towards the Liabilities in such manner.

             11-3.     Occupation of Business Location.  In connection with the Lender’s exercise of the Lender’s rights under this Article 11, the Lender may enter upon, occupy, and use any premises owned or occupied by any Borrower, and may exclude any Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender . The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender’s taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Lender be liable to the Borrowers for use or occupancy by the Lender of any premises pursuant to this Article 11, nor for any charge (such as wages for the Borrowers’ employees and utilities) incurred in connection with the Lender’s exercise of the Lender’s Rights and Remedies.

             11-4.     Grant of Nonexclusive License.  Each Borrower hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, tradename, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Lender’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

             11-5.     Assembly of Collateral.  The Lender may require the Borrowers to assemble the Collateral and make it available to the Lender at the Borrowers’ sole risk and expense at a place or places which are reasonably convenient to both the Lender and Borrowers.

             11-6.     Rights and Remedies.  The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the “Lender’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any Person, at any time, shall preclude the other or further exercise of the Lender’s Rights and Remedies. No waiver by the Lender of any of the Lender’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Lender’s Rights and Remedies and all of the Lender’s rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order of preference as the Lender in its sole discretion may determine. The Lender’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

             11-7      Standards for Exercising Remedies.  To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrowers acknowledge and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same businesses as Borrowers, for expressions of interest in acquiring  all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment Lenders, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrowers acknowledge that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrowers or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

ARTICLE 12 - NOTICES

             12-1.     Notice Addresses.  All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:		Wells Fargo Retail Finance LLC
One Boston Place, 18th Floor
Boston, MA 02108
	Attention:	Andrew H. Moser, Senior Managing
Director and Co-Chief Operating Officer
Tel.: (617) 854-7225
Fax: (617) 523-4032

With a copy to:		Ruberto, Israel & Weiner, P.C.
100 North Washington Street
Boston, Massachusetts 02114
	Attention:	Mary Ellen Welch Rogers, Esq.
Tel.: (617) 742-4200
Fax: (617) 742-2355

If to the Borrowers:		Paper Warehouse, Inc.
Paper Warehouse Franchise, Inc.
PartySmart.com, Inc.
7630 Excelsior Boulevard
Minneapolis, MN 55426-4504
	Attention:	Cheryl W. Newell,
Chief Financial Officer
Tel.: (952) 936-1000
Fax: (952) 936-9800

With a copy to:		Oppenheimer, Wolff & Donnelly LLP
45 South 7th Street, Suite 3300
Minneapolis, MN 55402
Tel.: (612) 607-7396
Fax: (612) 607-7100
	Attention:	Christopher M. Scotti, Esq.

             12-2.     Notice Given.

                           (a)         Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

                                        (i)          By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

                                        (ii)         By recognized overnight express delivery: the Banking Day following the day when sent.

                                        (iii)        By hand: If delivered on a Banking Day after 9:00 A.M. at the location of the recipient and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Banking Day.

                                        (iv)       By facsimile transmission (which must include a header indicating the party sending such transmission): If sent on a Banking Day after 9:00 A.M. (at the location of the recipient) and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Banking Day.

                           (b)        Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 13 - TERM

             13-1.     Termination of Revolving Credit.  This Agreement is, and is intended to be, a continuing agreement and shall remain in full force and effect for an initial term ending on the Maturity Date, and thereafter, at Lender’s discretion, for successive twelve-month periods, each beginning on the 8th day of September (commencing 2004) of each year and ending on September 8th of the following year (each such twelve-month period is hereinafter referred to as a “renewal term”); provided, however, that either party may terminate this Agreement as of the end of the initial term or any subsequent renewal term by giving the other party notice to terminate in writing at least ninety (90) days prior to the end of any such period whereupon at the end of such period all Liabilities shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Liabilities is otherwise due and payable pursuant to the agreement or instrument evidencing same.  Subject to Section 13-2 below, Borrower may pay the Liabilities in full at any time prior to the Maturity Date.  Lender may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender.  Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Lender’s rights and remedies hereunder and Borrower’s obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Liabilities outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Lender, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full.  No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Liabilities, as described in the preceding sentence.

             13-2.     Effect of Termination.  Upon the termination of Revolving Credit, the Borrowers shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account; any then remaining balances of the Annual Facility Fee and Loan Maintenance Fee; any accrued and unpaid Unused Line Fee; any Early Termination Premium and all unreimbursed costs and expenses of the Lender for which the Borrower is responsible, and shall make such arrangements concerning any L/C’s then outstanding are  reasonably satisfactory to the Lender. Until such payment, all provisions of this Agreement, other than those contained in Article 1 which place an obligation on the Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full.

             13-3.     Early Termination Premium.  If Borrowers pays in full all or substantially all of the Liabilities prior to the end of the initial term of this Agreement (or any renewal term), other than temporarily from funds internally generated in the ordinary course of business, at the time of such payment, Borrower shall also pay to Lender an early termination premium in an amount equal to two (2%) percent ofthe Credit Limit if termination occurs less than one (1) year from the Closing Date and one (1%) percent of the Credit Limit if termination occurs more than one (1) year, but less than two (2) years after the Closing Date, and no Early Termination Premium shall be due if termination occurs more than two (2) years after the Closing Date (the “Early Termination Premium”).  Such Early Termination Premium shall be paid to Lender as liquidated damages for the loss of the bargain by Lender and not as a penalty. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender’s lost profits as a result thereof, the Early Termination Premium shall be presumed to be the amount of damages sustained by the Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing.  The Early Termination Premium provided for in this Section shall be deemed included in the Liabilities.

Notwithstanding the foregoing, the Early Termination Premium shall be waived in the event that Borrower refinances with Wells Fargo Bank, N.A., or any of its successors or affiliates,

ARTICLE 14 - GENERAL

             14-1.     Protection of Collateral.  The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. The Lender may include reference to any Borrower (and may utilize any logo or other distinctive symbol associated with any Borrower) in connection with any advertising, promotion, or marketing undertaken by the Lender.

             14-2.     Successors and Assigns.  This Agreement shall be binding upon the Borrowers and the Borrowers’ representatives, successors, and assigns and shall enure to the benefit of the Lender and the Lender’s successors and assigns provided, however, no trustee or other fiduciary appointed with respect to any Borrower shall have any rights hereunder. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

             14-3.     Severability.  Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

             14-4.     Amendments; Course of Dealing.

                           (a)         This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to any Borrower of such Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender in the manner by which Availability is determined shall obligate the Lender to continue to determine Availability in that manner.

                           (b)        Any Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of any Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

             14-5.     Power of Attorney.  In connection with all powers of attorney included in this Agreement, each Borrower hereby grants unto the Lender full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as such Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by any Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated in accordance with Section 13-1 hereof and Lender’s interest in the Collateral is terminated in accordance with Section 2-7 hereof.

             14-6.     Application of Proceeds.  The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion. The Borrowers shall remain liable for any deficiency remaining following such application.

             14-7.     Lender’s Cost and Expenses.  The Borrowers shall pay on demand all Costs of Collection and all reasonable expenses of the Lender in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, provided however, the Lender’s legal fees payable by Borrower hereunder for preparation of this agreement and any related closing documents, exclusive of fees incurred in connection with the negotiations related thereto, shall be limited to $25,000.00, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Lender in monitoring compliance with this Agreement and in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings.  The Borrower specifically authorizes the Lender to pay all such fees and expenses and in the Lender’s discretion, to add such fees and expenses to the Loan Account.  Borrower shall be obligated, from time to time, to pay Lender’s fees, including reasonable attorneys’ fees and expenses for the preparation, negotiation, amendment and interpretation of this Agreement and related documents.

             14-8.     Copies and Facsimiles.  This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

             14-9.     Massachusetts Law.  This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

             14-10.   Consent to Jurisdiction.

                           (a)         Each Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Middlesex County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender’s sole discretion. By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

                           (b)        Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

                           (c)         Each Borrower agrees that any action commenced by such Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Middlesex County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

             14-11.   Indemnification.  Each Borrower shall indemnify, defend, and hold the Lender and any employee, officer, or agent of the Lender (each, an “Indemnified Person”) harmless of and from any damages, losses, obligations, liabilities, claims, actions or causes of action, including without limitation, with respect to taxes and interest and penalties with respect thereto, brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of the relationship of such Borrower or of any guarantor or endorser of the Liabilities with the Lender or any other Indemnified Person (each of which claims  may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender’s selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower.

             14-12.   Right of Set-Off.  Any and all deposits or other sums at any time credited by or due to the undersigned from the Lender, Issuer or from any participant (a “Participant”) with the Lender in the credit facility contemplated hereby and any cash, securities, instruments or other property of the undersigned in the possession of the Lender, Issuer or any Participant, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the undersigned to the Lender, Issuer and any Participant, and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender, Issuer or any Participant provided however, so long as no Event of Default which has not been remedied within any grace period expressly provided herein or otherwise waived in writing by Lender has occurred, neither  Lender nor any Participant shall set off against the Funding Account or any disbursement account identified on EXHIBIT 7-6.

             14-13.   Usury Savings Clause.  It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other Loan Documents, in no event shall this Agreement or such Loan Document require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws.  If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Liabilities or in any communication by Lender or any other Person to the Borrowers or any other Person, or in the event all or part of the principal of the Liabilities or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrowers nor any other Person or entity now or hereafter liable for the payment of the Liabilities shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Liabilities have been or would be paid in full by such credit, refunded to the Borrowers, and (iv) the provisions of this Agreement and the other Loan Documents, and any communication to the Borrowers, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Liabilities, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to the Liabilities.

             14-14.   Waivers.

                           (a)         Each Borrower and each and every guarantor, endorser, and surety of the Liabilities) makes each of the waivers included in Section 14-14(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

                           (b)        EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING.

                                        (i)          Except as otherwise specifically required in this Agreement, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

                                        (ii)         Except as otherwise specifically required in this Agreement, the right to notice and/or hearing prior to the Lender’s exercising of the Lender’s rights upon default.

                                        (iii)        THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE LENDER (AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

                                        (iv)       Intentionally deleted.

                                        (v)        Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

                                        (vi)       Any claim to consequential, special, or punitive damages.

             14-15.   Confidentiality.  Except as required to be filed by any Borrower in connection with its securities law filings, this Agreement and the terms hereof are confidential, and neither the contents of this Agreement or the details of this Agreement may be shown or disclosed by the Borrowers to any bank, finance company or other lender without the prior written consent of the Lender.

             14-16.   Right to Publish Notice.  Lender may, at Lender’s discretion and expense, publicize or otherwise advertise by so-called “tombstone” advertising or otherwise Lender’s and any Participant’s financing transaction with the Borrowers.

             14-17.   Right of First Refusal.  During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Borrowers hereby grant to Lender an irrevocable right of first refusal to provide any financing to Borrowers.  Borrowers shall not obtain any loans, advances or other financial accommodation from any person or entity other than Lender unless (a) Borrowers shall have obtained a commitment in writing from such person or entity; (b) Borrowers shall have delivered such commitment to the Lender; and (c) the Lender has not, within thirty (30) days after receipt of the commitment, given the Borrower notice that Lender will extend financing to the Borrowers on substantially the same terms and conditions set forth in the commitment.  In the event that the Lender does not give the Borrowers notice of its desire to extend financing to the Borrowers on the terms and conditions set forth in the commitment within the time specified above, the Borrowers is free to accept the financing from such person or entity on the terms and conditions set forth in the commitment.

             14-18.   Credit Inquiries.  Borrowers authorize Lender to (provided, however, Lender shall incur no liability for the failure to) respond to credit inquiries concerning any Borrower in accordance with Lender’s normal and customary practices.  Borrowers hereby indemnify and hold Lender harmless for any action taken by Lender in reliance upon the foregoing authorization.

             Executed as a sealed instrument this 7th day of September, 2001.

PAPER WAREHOUSE, INC.
(BORROWER)

By:
Yale T. Dolginow, President and CEO

By:
Cheryl W. Newell, Vice President and CFO

PAPER WAREHOUSE FRANCHISING, INC.
(BORROWER)

By:
Yale T. Dolginow, President and CEO

By:
Cheryl W. Newell, Vice President and CFO

PARTYSMART.COM, INC.
(BORROWER)

By:
Yale T. Dolginow, President and CEO

By:
Cheryl W. Newell, Vice President and CFO

WELLS FARGO RETAIL FINANCE LLC
(LENDER)

By:
Robert C. Chakarian, Vice President

EXHIBIT 1-6 TO LOAN AND SECURITY AGREEMENT

MASTER NOTE
(REVOLVING)

$	Boston, Massachusetts
_____________, 2001

             For value received, each of the undersigned,                      ., each a              corporation (the “Borrower”), hereby jointly and severally, promise to pay on                             to the order of Wells Fargo Retail Finance LLC, a Delaware limited liability company (the “Lender”), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of                        ($                      ) Dollars or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower hereunder, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Loan and Security Agreement of even date herewith (the “Loan Agreement”) by and between the Lender and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.  This Note may be prepaid only in accordance with the Loan Agreement.

             This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof.  This Note is the Master Note referred to in the Loan Agreement.

             This Note is secured, among other things, pursuant to the Loan Agreement and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

             The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

             Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

             This Note shall be deemed to be under seal.

By

EXHIBIT 3

             “Account Debtor”: Has the meaning given that term in the UCC.

             “Account(s) Receivable” include, without limitation, “accounts” as defined in the UCC.

             “ACH”: Automated clearing house.

             “Advances”:  Means funds advanced to Borrower or otherwise in accordance with this Agreement.

             “Advance Rate(s)”: Means the percentage(s) of the Cost of Eligible Inventory or Net Retail Liquidation Value used to calculate the Borrowing Base.

             “Affiliate”: With respect to any two Persons, a relationship in which (a) one holds, directly or indirectly, not less than twenty-five (25%) percent of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, Control of the other; or (c) not less than twenty-five (25%) percent of their respective ownership is directly or indirectly held by the same third Person.

             “Annual Facility Fee”: Is defined in Section 1-9(a).

             “Availability”: Means at any time of determination an amount equal to the lesser of the Borrowing Base or the Credit Limit in either case, minus: (i) the then unpaid principal balance of the Loan Account, minus (ii) the then aggregate of such Reserves (other than Inventory Reserves) as may have been established by Lender, minus (iii) one hundred (100%) percent of the then outstanding Stated Amount of all L/C’s.

             “Availability Reserves”: Such reserves as the Lender from time to time determines in the Lender’s discretion as being appropriate to reflect the impediments to the Lender’s ability to realize upon the Collateral. Lender shall use commercially reasonable efforts to provide Borrower with advance notice of any changes in Availability Reserves, but such notice shall not be a condition of Lender’s right to determine such reserves.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

                           (a)         Rent or Leases (based upon past due rent and/or whether or not Landlord’s Waiver, acceptable to the Lender,     has been received by the Lender).

                           (b)        In store customer credits and gift certificates.

                           (c)         Payables (based upon payables which are past due normal trade terms).

                           (d)        Frequent Shopper Programs.

                           (e)         Layaway and Customer Deposits.

                           (f)         Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which may         have priority over the security interests of the Lender in the Collateral.

                           (g)        Held or post-dated checks.

             “Average Unused Portion of the Credit Limit”: Means, as of any date of determination, (a) the Credit Limit, minus (b) the sum of (i) the average daily balance of advances that were outstanding during the immediately preceding month, plus, (ii) the average daily balance of the undrawn L/C’s outstanding during the immediately preceding month.

             “Bank of America DDA”: The DDA established by Paper Warehouse with Bank of America and into which daily receipts for the Paper Warehouse locations identified on Exhibit 7-1 hereto are deposited.

             “Banking Day”: Any day other than (a) a Saturday, Sunday; (b) any day on which banks in Boston, Massachusetts are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Lender is not open to the general public to conduct business.

             “Bankruptcy Code”: Title 11, U.S.C., as amended from time to time.

             “Base”: The Base Rate announced from time to time by Wells Fargo Bank, N.A. (or any successor in interest to Wells Fargo Bank, N.A). In the event that said bank (or any such successor) ceases to announce such a rate, “Base” shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Base Rate. Any change in “Base” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Base” is being set.

             “Basis Point(s)”: An amount which is equal to 1/100th of one (1%) percent.  For example, one and one-half (1.5%) percent equals 150 basis points.

             “Blocked Account”: Is defined in Article 7-1(b)(i).

             “Borrower”: Is defined in the Preamble.

             “Borrowing Base”: Means amounts up to:

the lesser of:

(i)          the aggregate of the Standard Line plus the Special Sub-Line plus the Credit Card Receivables Line

or

(ii)         (ii) ninety (90%) percent of the Net Retail Liquidation Value,

in either case, plus  amounts equal to the Advance Rate then applicable to Standard Line Advances  times the Stated Amount of Eligible Documentary L/C’s (less any freight and duty included therein),

minus the aggregate of such Reserves (other than Inventory Reserves) as may have been established by Lender.

             “Borrowing Base Certificate”: Means the certificate in the same form attached as EXHIBIT 9-4, provided to Lender in connection with any request for advances and/or L/C’s, setting forth, among other things, Availability.

             “Business Plan”: The Borrowers’ business plan annexed hereto as EXHIBIT 9-10 and any revision, amendment, or update of such business plan to which the Lender has provided its written sign-off.

             “Capital Expenditures”: The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

             “Capital Lease”: Any lease which may be capitalized in accordance with GAAP.

             “Change In Control”:   The occurrence of any of the following:

             (a)         The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person (in either case other than such a group or Person that includes the current chief executive officer of the Borrowers) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of the issued and outstanding capital stock of the Borrowers having the right, under ordinary circumstances, to vote for the election of directors of the Borrower, unless the current chief executive officer of the Borrowers owns or controls directly or through voting trusts or agreements (in the case of such capital stock owned by his family members or by trusts or by other entities established for their benefit) at least 7% more of the issued and outstanding capital stock of the Borrowers than the issued and outstanding capital stock of the Borrowers acquired by such group or Person.

             (b)        Any Executive Officer (including the current chief executive officer) who were directors of Paper Warehouse on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of the Borrower.

             “Chattel Paper”: Has the meaning given that term in the UCC.

             “Closing Date”: means the date of the first to occur of the making of the initial Advance or  the issuance of the initial L/C.

             “Collateral”: Is defined in Section 2-1.

             “Concentration Account”: Is defined in Section 7-3.

             “Control”: The direct or indirect power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract, or otherwise. Included among such powers, with respect to a corporation, are power to cause any of following: (a) the election of a majority of its Board of Directors; (b) the issuance of additional shares of its common stock; (c) the issuance and designation of rights and shares of its preferred stock (if any); (d) the distribution and timing of dividends; (e) the award of performance bonuses to its management; (f) the termination or severance of officers or key employees; and (g) all or any similar matters.

             “Cost”: The calculated cost of purchases, as determined from invoices received by the Paper Warehouse, the Paper Warehouse’s Purchase Journal or Stock Ledger, based upon the Paper Warehouse’s accounting practices, known to the Lender, which practices are in effect on the date on which this Agreement was executed. “Cost” does not include any inventory capitalization costs inclusive of advertising, but may include other charges used in the Paper Warehouse’s determination of cost of goods sold and bringing goods to market, all within Lender’s sole discretion and in accordance with GAAP.

             “Cost Factor”: The result of 1 minus the Paper Warehouse’s then cumulative markup percent derived from the Paper Warehouse’s purchase journal on a rolling twelve (12) month basis.

             “Costs of Collection”: includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Lender’s attorneys, and all reasonable costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, which costs and expenses are directly or indirectly related to or in respect of the Lender’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender’s Rights and Remedies and/or any of the Lender’s rights and remedies against or in respect of any guarantor or other Lender liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender’s option may bear interest at the highest post-default rate which the Lender may charge the Borrowers hereunder as if such had been lent, advanced, and credited by the Lender to, or for the benefit of, the Borrowers.

             “Credit Card Processor”: Means any Person which acts as a credit card clearinghouse or processor of credit card payments accepted by any Borrower.

             Credit Card Receivables Line”:  Means amounts up to the lesser of: (x) Eighty (80%) percent of Eligible Credit Card Receivables, or (y) One Million ($1,000,000) Dollars.

             “Credit Limit”: Means  Fifteen Million ($15,000,000) Dollars.

             “DDA”: Any checking or other demand daily depository account maintained by the Borrower.

             “Deposit Account”  Has the meaning given that term in the  UCC.

             “Documentary L/C”: Means a documentary L/C issued to support the purchase by Paper Warehouse of Inventory prior to its transport to a location set forth on EXHIBIT 5-4 that provides that all draws thereunder must require presentation of customary documentation including, if applicable, commercial invoices, packing lists, certificate of origin, bill of lading, an airway bill, customs clearance documents, quota statement, certificate, beneficiaries statement and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts or other documents of title, in form and substance satisfactory to Lender and reflecting passage to Paper Warehouse of title to first quality Inventory conforming to Paper Warehouse’s contract with the seller thereof.

             “Duly Authorized Person”: Means any individual authorized by the Borrower to request loans or financial accommodations and/or sign reports to Lender.

             “Early Termination Premium”: Is defined in Section 13-3.

             “EBITDA”: Means the Borrower’s earnings from continuing operations (excluding extraordinary items), before interest, taxes, depreciation and amortization, each as determined in accordance with GAAP.

             “Effective Advance Rate”:  Means the percentage obtained by dividing the sum of the then existing balance of the Loan Account plus the Stated Amount of outstanding L/C’s by the then Cost value of Eligible Inventory.

             “Eligible Credit Card Receivables”:  Means Paper Warehouse’s Accounts owed by Credit Card Processors which Accounts are reflected in the most recent Borrowing Base Certificate delivered by Paper Warehouse to Lender and on other information available to Lender, Lender shall in its reasonable discretion determine are “eligible” and shall not include, without limitation, Accounts owed by Credit Card Processors which:

(a)	do not arise from the sale of goods or the performance of services by Paper Warehouse in the ordinary course of its business;

(b)	upon which Paper Warehouse’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or as to which Paper Warehouse is not able to bring suit or otherwise enforce its remedies against the through judicial process;

(c)	with respect to which any Credit Card Processor has not signed a written acknowledgment and consent in accordance with Section 7-2(b) hereof;

(d)	is the subject of any defense, counterclaim, setoff or dispute is asserted as to such Account;

(e)	that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the valid holder of the subject credit card;

(f)	that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

	i.	the Account is not paid within three (3) days past the date payment first becomes due;

	ii.	the Credit Card Processor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

	iii.	a petition is filed by or against any Credit Card Processor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(g)	as to which Lender’s Encumbrance thereon is not a first priority perfected lien;

(h)	as to which any of the representations or warranties in the Loan Documents is untrue;

(i)	to the extent such Account exceeds any credit limit established by Lender, in its discretion

(j)	that is payable in any currency other than Dollars; or

(n)	that is otherwise unacceptable to Lender in its discretion.

             “Eligible Documentary L/C”:  Documentary L/C’s for which finished goods have been delivered for shipment to Borrowers and which have an expiry of sixty  (60) days or less and which are otherwise determined to be “eligible” in Lender’s discretion.

             ”Eligible Inventory”: Such of the Paper Warehouse’s Inventory, at such locations, and of such types, character, qualities and quantities, (net of Inventory Reserves) as the Lender in its sole discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Lender has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances.

             “Employee Benefit Plan”: As defined in ERISA.

             “Encumbrance”: Each of the following:

                           (a)         security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or nonconsensual and whether arising by way of agreement, operation of law, legal process or otherwise.

                           (b)        The filing of any financing statement under the UCC or comparable law of any jurisdiction.

             “End Date”:     The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated.

             “Environmental Laws”: (a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as is now or hereafter in effect; and (b) the common law relating to damage to Persons or property from Hazardous Materials.

             “Equipment”:  Shall have the meaning given such term under the UCC.

             “Equipment Lease”:  Shall mean any Capital Lease or other contract pursuant to which any Borrower purchases or leases Equipment for use in the ordinary course of any of Borrower’s business.

             “ERISA”: The Employee Retirement Security Act of 1974, as amended.

             “ERISA Affiliate”: Any Person which is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

             “Eurodollar Business Day”:  Shall mean a Banking Day on which dealings are carried on and banks are open for business in the relevant interbank market.

             “Eurodollar Loan”:  Shall mean Advances under the Standard Line or any portion of Advances under the Standard Line bearing interest by reference to the Eurodollar Rate.

             “Eurodollar Period”:  Shall mean, with respect to any Eurodollar Loan, each period commencing on a Eurodollar Business Day selected by Paper Warehouse pursuant to the Agreement and ending one, two or three months thereafter, as selected by Paper Warehouse’s irrevocable notice to Lender as set forth in Section 1.8(b); provided that the foregoing provision relating to Eurodollar Periods is subject to the following:

                           (a)         if any Eurodollar Period would otherwise end on a day that is not a Eurodollar Business Day, such Eurodollar Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Eurodollar Period into another calendar month in which event such Eurodollar Period shall end on the immediately preceding Eurodollar Business Day;

                           (b)        any Eurodollar Period that would otherwise extend beyond the Termination Date shall end two (2) Eurodollar Business Days prior to such date;

                           (c)         any Eurodollar Period pertaining to a Eurodollar Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Period) shall end on the last Eurodollar Business Day of a calendar month;

                           (d)        Paper Warehouse shall select Eurodollar Periods so as not to require a payment or prepayment of any Eurodollar Loan during a Eurodollar Period for such Loan; and

                           (e)         Paper Warehouse shall select Eurodollar Periods so that there shall be no more than four (4) separate Eurodollar Loans in existence at any one time.

             “Eurodollar Margin”:  250 Basis Points

             “Eurodollar Offer Rate”:  That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Lender in good faith (which shall be presumed) to be the average prevailing rate per annum at which deposits on U.S. Dollars are offered to Wells Fargo Bank, N.A., by first class banks in the Eurodollar market in which Wells Fargo Bank, N.A. participates at or about 10:00 A.M. (Boston time) Two (2) Eurodollar Business Days before the first day of the Eurodollar Period for the subject Eurodollar Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Eurodollar Period.

             “Eurodollar Rate”:  That per annum rate which is the aggregate of the Eurodollar Offer Rate plus the Eurodollar Margin except that, in the event that the Lender determines in good faith (which shall be presumed) that the Lender is subject to the Reserve Percentage, the “Eurodollar Rate” shall mean, with respect to any Eurodollar Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Eurodollar Loans thereafter made (but only so long as the Reserve Percentage’s applying to such Eurodollar Loans), an interest rate per annum equal the sum of (a) plus (b) where  (a) is the decimal equivalent of the following fraction:

Eurodollar Offer Rate
1 minus Reserve Percentage; and

             (b) is the applicable Eurodollar Margin.

             “Event of Default”: Is defined in Article 10.

             “Executive Agreement”: Any agreement or understanding (whether or not written) to which the Paper Warehouse is a party or by which the Paper Warehouse may be bound, which agreement or understanding relates to Executive Pay.

             “Executive Officer”: Each of Yale T. Dolginow and  Cheryl W. Newell and any other Person who (without regard to title) exercises a substantial portion of the authority being exercised, at the execution of this Agreement, by any of the foregoing or a combination of the such authority of more than one of the foregoing or who otherwise has Control of the Borrower.

             “Executive Pay”: All salary, bonuses, and other value directly or indirectly provided by or on behalf of the Borrower to or for the benefit of any Executive Officer or any Affiliate, spouse, parent, or child of any Executive Officer.

             “Franchise Agreements:”  means the present and future franchise agreements between (i) PWFI and any other Borrower and (ii) Persons who are franchisees or otherwise operating retail locations owned by such Persons under license of Borrowers’ trademarks Paper Warehouse, Party Universe and Party Smart or other trademarks.

             “Funding Account”: Is defined in Section 7-3.

             “GAAP”: Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

             “General Intangibles”: Includes, without limitation, “general intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; deposit accounts; amounts due to the Borrowers; credit memoranda in favor of the Borrowers; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all Investment Property and all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; mailing lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrowers to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; Internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semiconductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all good will relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrowers in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrowers or credit extended or services performed, by the Borrowers, whether intended for an individual customer or the general business of the Borrowers, or used or useful in connection with research by the Borrowers.

             “Gross Margin”: With respect to the subject accounting period for which being calculated, the following (determined in accordance with the cost method of accounting):

Sales (Minus) Cost of Goods Sold

Sales

             “Hazardous Materials”: Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

             “Indebtedness”: All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

                           (a)         In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

                           (b)        For the payment of the purchase price of goods or services deferred for more than thirty (30) days beyond then current trade terms provided to such Person by the supplier of such goods or services.

                           (c)         In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

                           (d)        In connection with the sale or discount of accounts receivable or chattel paper of such Person.

                           (e)         On account of deposits or advances.

                           (f)         As lessee under Capital Leases.

             “Indebtedness” of any Person shall also include:

                           (a)         Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                           (b)        Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

                           (c)         The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer.

             “Indemnified Person”: Is defined in Section 14-11.

             “Index Rate Loan:” Shall mean any Advances under the Credit Card Receivable Line and Advances under the Standard Line or portion of Advances under the Standard Line  bearing interest by reference to the Index Rate Margin.

             “Index Rate Margin:”  Is defined in Section 1-8(a).

             “Inventory”: Includes, without limitation, “inventory” as defined in the Uniform Commercial Code and including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in any of Borrower’s business.

             “Inventory Reserves”: Such reserves as may be established from time to time by the Lender in the Lender’s discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the current Retail or market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

                           (a)         Obsolescence (determined based upon Inventory on hand beyond a given number of days).

                           (b)        Seasonality.

                           (c)         Shrinkage.

                           (d)        Imbalance.

                           (e)         Change in Inventory character, composition or mix.

                           (f)         Markdowns (both permanent and point of sale).

                           (g)        Retail markons or markups inconsistent with prior period practice and performance; current business plans; or advertising calendar and planned advertising events.

                           (h)        The relationship between the amount expended for Inventory purchases and the cost of goods sold.

Notwithstanding the foregoing, so long as the Business Plan attached on the Closing Date as EXHIBIT9-10 is in effect and Borrower performs in substantial compliance therewith, Lender shall not establish Reserves for obsolescent and aged Inventory which are consistent with Borrower’s ordinary course of business.

             “Investment Property”: Has the meaning given that term in the Uniform Commercial Code.

             “Issuer”: The issuer of any L/C.

             “Knowledge”: Means actual knowledge of any of Borrower’s Executive Officer(s) and management level employees after diligent investigation.

             “L/C”: Any letter of credit, the issuance of which is procured by the Lender for the account of the Borrower and any acceptance made on account of such letter.

             “Landlord Lien State”: Any state or other jurisdiction under whose statutory or common law the rights of a landlord in assets of that landlord’s tenant, for unpaid rent, may be senior to a perfected security interest in such assets.

             “Lease”: Any lease or other agreement, no matter how styled or structured, which the Borrower is entitled to the use or occupancy of any space.

             “Leasehold Interests”: Shall mean any Borrower’s leasehold estate or interest in each of the properties at or upon which such Borrower conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with such Borrower’s interest in any of the improvements and fixtures located upon or appurtenant to each such estate or interest, including without limitation, any rights of any Borrower to payment, proceeds or value of any kind or nature realized upon the sale or transfer of any such estate or interest.

             “Lender’s Rights and Remedies”: Is defined in Section 11-6.

             “Letter of Credit Rights”  Has the meaning given that term in the  UCC.

             “Liabilities” (in the singular, “Liability”): Includes, without limitation, all and each of the following, whether now existing or hereafter arising:

                           (a)         Any and all direct and indirect liabilities, debts, and obligations of any Borrower to the Lender, each of every kind, nature, and description.

                           (b)        Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrowers to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against any Borrower.

                           (c)         All notes and other obligations of the Borrowers now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

                           (d)        All interest, fees, and charges and other amounts which may be charged by the Lender to the Borrowers and/or which may be due from the Borrower to the Lender from time to time.

                           (e)         All costs and expenses incurred or paid by the Lender in respect of any agreement between the Borrowers and the Lender or instrument furnished by the Borrowers to the Lender (including, without limitation, Costs of Collection, attorneys’ reasonable fees, and all court and litigation costs and expenses).

                           (f)         Any and all covenants of the Borrowers to or with the Lender and any and all obligations of the Borrowers to act or to refrain from acting in accordance with any agreement between the Borrowers and the Lender or instrument furnished by the Borrowers to the Lender.

             “Loan Account”: Is defined in Section 1-5.

             “Loan Documents”: This Agreement, each instrument and document executed and/or delivered as contemplated by Article 4, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, as each may be amended from time to time.

             “Local DDA”: A depository account maintained by any Borrower, the only contents of which may be transfers from the Funding Account (i) and actually used solely for petty cash purposes; or (ii) which is a disbursement account identified on Exhibit 7-6 hereto .

             “Loan Maintenance Fee”: Intentionally deleted.

             “Master Note”: Is defined in Section 1-6.

             “Material Adverse Change”: Means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers (as a whole), including, without limitation, a material adverse change in the business, prospects, operations, results or operations, assets, liabilities or condition since the date of the latest financial information submitted to Lender on or before the Closing Date, and since the date of the latest financial information supplied hereunder or at any time as compared to the Business Plan attached hereto on the date of execution hereof as EXHIBIT 9-10; (b) the material impairment of Borrowers’ ability to perform its obligations under the Loan Documents to which it is a party or of Lender to enforce the Liabilities or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Lender’s liens with respect to the Collateral.

             “Maturity Date”:  Means September 07, 2004

             “Net Retail Liquidation Value”: Means the appraised liquidation value of Eligible Inventory less liquidation expenses as determined by Lender or its agents from time to time.

             “One Turn State”: Any state or other jurisdiction under whose statutory or common law the relative priority of the rights of a landlord in assets of that landlord’s tenant, for unpaid rent, vis a vis the rights of the holder of a perfected security interest therein is dependent upon whether such security interest arose prior or subsequent to the subject assets coming onto the demised premises.

             “Overadvance”: Any amounts advanced hereunder which exceed Availability.

             “Participant”: Is defined in Section 14-12.

             “Percentage Points”: The number of whole (and, if indicated, fractions (or decimal equivalents) of) integers of a percentage referred to in a financial performance covenant. For example, if a projected percentage were fifty (50%) percent and the actual percentage turned out to be fifty-five and 6/10 (55.6%) percent, the variance would be 5.6 Percentage Points.

             “Permitted Acquisition”:    Means a transaction where the Borrower is a party to a merger, consolidation or exchange of stock, or purchase or otherwise acquires all or substantially all of the assets or stock of, or any partnership or joint venture interest in, any other Person, and where such transaction meets the following criteria:

                           (a)  no Event of Default which has not been remedied within any  grace period expressly provided herein or otherwise waived in writing by Lender has occurred and the proposed transaction will not otherwise create an Event of Default hereunder;

                           (b)  the business to be acquired is consistent with Borrower’s current line of business and with the Business Plan;

                           (c)  the business to be acquired operates in the United States of America;

                           (d)  in the case of an asset acquisition, all of the assets to be acquired shall be owned by the Borrower or a newly created Subsidiary of the Borrower, 100% of the stock of which has been or will be pledged to the Lender or which is or will become a Borrower or a guarantor, in the case of a stock acquisition or an acquisition by merger, the acquired company shall become a wholly owned subsidiary of the Borrower or shall be merged with the Borrower or any wholly-owned Subsidiary of the Borrower;

                           (e)  the aggregate cash consideration to be paid by the Borrower in connection with any such transaction or transactions(including the aggregate amount of all Indebtedness assumed) shall be primarily for inventory purchases and shall not exceed $250,000 in the aggregate in any fiscal year without the consent of the Lender, which consent shall not be unreasonably withheld;

                           (f)  the transaction shall be preceded by the standard due diligence practices of the Borrower;

                           (g)  the board of directors and (if required by applicable law) the stockholders, or the equivalent thereof, of the business to be acquired has approved such acquisition; and

                           (h)  in the case of transactions where the cash consideration (including assumed Indebtedness) exceeds $250,000 but is not more than $1,000,000 to which the Lender has consented and the Lender shall have been provided with (i) a certificate demonstrating that the Borrowers are in current compliance with and, giving effect to the proposed Acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with, all of the covenants set forth on Exhibit 9-11 hereto, (ii)  a copy of the purchase agreement, together with audited (if available, or otherwise unaudited) financial statements for any business to be acquired for the preceding two (2) fiscal years, and (iii) a summary of the results of the Borrower’s due diligence investigations.

             “Person”: Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

             “Promissory Note: ”  Has the meaning given that term in the  UCC.

             “Real Estate”: Means any estates or interests in real property now owned or hereafter acquired by Borrower.

             “Receipts”: All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral and any other cash, cash equivalents or checks otherwise received by Borrower, whether as a result of any loan, investment by the Borrower, investment in the Borrower or otherwise.

             “Receivables Collateral”: That portion of the Collateral which consists of the Borrowers’ Accounts, Accounts Receivable, Contract Rights, General Intangibles, Chattel Paper, Instruments, Investment Property, Documents of Title, Documents, Securities, letters of credit for the benefit of the Borrower, and bankers’ acceptances held by the Borrower, and any rights to payment.

             “Registered Organization”  Has the meaning given that term in the  UCC.

             “Related Entity”:

                           (a)         Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother, sister or  subsidiary, of the Borrower; could have such enterprise’s tax returns or financial statements consolidated with the Borrower’s; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; Controls or is Controlled by the Borrower or by any Affiliate of the Borrower.

                           (b)        Any Affiliate.

             “Requirement of Law”:  As to any Person:

                           (a) (i)  All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

                           (b)        That Person’s charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and

                            (c) that Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

             “Reserve Percentage”  AReserve Percentage:” The decimal equivalent of that rate applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of the Lender with respect to AEurocurrency Liabilities@ as defined in such regulations.  The Reserve Percentage applicable to a particular Eurodollar Loan shall be based upon that in effect during the subject interest period, with changes in the Reserve Percentage which take effect during such interest period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

             “Reserves”: All (if any) Availability Reserves, Inventory Reserves, and any other reserves which may be established under the Loan Agreement.

             “Retail”:  The Cost of Inventory divided by the Cost Factor.

             “Revolving Credit”: Is defined in Section 1-1.

             “Richfield Account”: Means  that Deposit Account of Paper Warehouse maintained at Richfield Bank and Trust under account #30815138 solely for the purpose of holding $60,000 as cash collateral for the Richfield L/C’s

             “Richfield L/C’s”:  Means those L/C’s issued by Richfield Bank and Trust for the benefit of the landlords identified on EXHIBIT 5-6 (Guaranties).

             “Special Sub-Line”:  Means, Available during the months of July though November only, amounts of up to the lesser of:  (a) five (5%) percent of the Cost value of Eligible Inventory or (b) together with the Standard Line, ninety (90%) percent of the Net Retail Liquidation Value.

             “Standard Line”:  Means amounts of up to the lesser of: (a) sixty-six (66%) percent of the Cost value of Eligible Inventory or (b) eighty-five  (85%) percent of the Net Retail Liquidation Value.

             “Stated Amount”: The maximum amount for which an L/C may be honored.

             “Supporting Obligations”  Has the meaning given that term in the  UCC.

             “Suspension Event”: Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

             “Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10-11; or (c) the date set forth in Lender’s notice to the Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10-11.

             “UCC”:  The Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106).